UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Nucor Corporation

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1915 Rexford Road       Charlotte, North Carolina 28211       Phone 704/366-7000       Fax 704/362-4208

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

ANNUAL MEETING

The 2016 annual meeting of stockholders of Nucor Corporation (“Nucor”) will be held in The Morrison Ballroom of the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina, at 10:00 a.m. Eastern Time on Friday, May 13, 2016, for the following purposes:

•	To elect the eight directors nominated by the Board of Directors;

•	To ratify the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2016;

•	To approve the amendment to Nucor’s Restated Certificate of Incorporation to adopt a majority vote standard, eliminate cumulative voting and remove obsolete provisions;

•	To consider and vote on two stockholder proposals; and

•	To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 14, 2016 are entitled to notice of and to vote at the meeting.

It is important that you vote. To ensure that you will be represented at the meeting, please vote by one of the following three methods: (1) via mail by completing, signing, dating and promptly returning the enclosed proxy card or voting instruction form in the enclosed envelope; (2) via telephone using the toll-free number and instructions shown on the enclosed proxy card or voting instruction form; or (3) via the Internet by using the website information and instructions listed on the enclosed proxy card or voting instruction form. Your prompt attention is requested.

By order of the Board of Directors,

A. Rae Eagle

General Manager and

Corporate Secretary

March     , 2016

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Stockholders

to be Held on May 13, 2016

The proxy statement and annual report to stockholders are available at https://materials.proxyvote.com/670346.

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD OR VOTING

INSTRUCTION FORM IN THE ENCLOSED ENVELOPE, OR VOTE VIA TELEPHONE OR INTERNET.

GENERAL INFORMATION

The enclosed proxy is being solicited by the Board of Directors (the “Board of Directors” or the “Board”) of Nucor Corporation (“Nucor”, “we” or the “Company”) for use at the 2016 annual meeting of stockholders to be held on Friday, May 13, 2016, and any adjournment or postponement thereof. The proxy may be revoked by the stockholder by letter to Nucor’s Corporate Secretary at 1915 Rexford Road, Charlotte, North Carolina 28211 received before the meeting, by timely submitting another proxy, or by attending and voting at the meeting. Directions to the meeting location may be obtained by calling (704) 366-7000.

Proxy Materials and Annual Report

The 2015 annual report of Nucor, including financial statements, is being mailed to all stockholders of record together with this proxy statement and form of proxy on or about March     , 2016. The 2015 annual report and other information about the Company is available on our website at www.nucor.com/investor. The information on our website is not a part of this proxy statement.

Shares Entitled to Vote; Quorum

The record date for the annual meeting is March 14, 2016. Only holders of record of Nucor’s common stock at the close of business on that date will be entitled to vote at the annual meeting. As of the record date,              shares of Nucor common stock were outstanding. The presence in person or by proxy of the holders of a majority of the shares issued, outstanding and entitled to vote at the annual meeting is necessary to constitute a quorum.

Voting Rights and Procedures

Each share of common stock outstanding on the record date is entitled to one vote except with respect to the election of directors. With respect to the election of directors, each share of common stock is entitled to cumulative voting rights, which means that when voting for nominees for director each share is entitled to a number of votes equal to the number of nominees for election as directors. Accordingly, when voting for nominees for director, all of the votes to which a share of common stock is entitled may be voted in favor of one nominee or may be distributed among the nominees. The holders of the enclosed proxy will have the discretionary authority to cumulate votes in the election of directors.

Stockholders who wish to cumulate their votes must submit a proxy card or cast a ballot and make an explicit statement of their intent to do so, either by so indicating on the proxy card or by indicating in writing on their ballot when voting at the annual meeting. If a person who is the beneficial owner of shares held in street name wishes to cumulate votes, the stockholder will need to contact the broker, bank, trustee or other nominee who is the record owner of the shares.

Votes Required to Approve Each Proposal

The following are the voting requirements for each proposal:

Proposal 1, Election of Directors.    For the election of directors, the eight nominees receiving the highest number of all votes cast for directors at the annual meeting will be elected as directors to serve until the next annual meeting of stockholders.

Proposal 2, Ratification of the Appointment of Independent Registered Public Accounting Firm.    Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for fiscal year 2016 requires the affirmative vote of a majority of the total votes of all shares of common stock present in person or represented by proxy and entitled to vote on the proposal at the annual meeting.

Proposal 3, Approval of the Amendment to our Restated Certificate of Incorporation to Adopt a Majority Voting Standard, Eliminate Cumulative Voting and Remove Obsolete Provisions.    The proposal to amend our Restated Certificate of Incorporation to adopt a majority voting standard, eliminate cumulative voting and remove obsolete provisions requires the affirmative vote of the holders of 80% of the outstanding shares entitled to vote in elections of directors in order for the matter to be adopted.

Proposals 4 and 5, Stockholder Proposals.    Approval of each of the proposals requires the affirmative vote of a majority of the total votes of all shares of common stock present in person or represented by proxy and entitled to vote on the proposal at the annual meeting.

Other Items.    For any other matters, the affirmative vote of a majority of the total votes of all shares of common stock present in person or represented by proxy and entitled to vote on the item at the annual meeting will be required for approval.

Withhold Votes, Abstentions and Broker Non-Votes

Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Under the New York Stock Exchange rules and regulations (the “NYSE rules”), the proposal to ratify the appointment of the independent registered public accounting firm is considered a “discretionary” matter, which means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. However, the election of directors, the proposal to amend our Restated Certificate of Incorporation and the stockholder proposals are “non-discretionary” matters under the NYSE rules, which means brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.

With respect to proposal 1, the election of directors, only “for” and “withhold” votes may be cast, and broker non-votes will have no effect on the outcome of the proposal. Nucor’s Board of Directors has adopted a Corporate Governance Principle intended to give further effect to withheld votes in uncontested elections for directors under certain circumstances. This Corporate Governance Principle is set forth in this proxy statement under the heading “Proposal 1: Election of Directors” and requires any nominee for director who received a greater number of votes “withheld” from his or her election than votes “for” such election to promptly tender his or her resignation for consideration by the Governance and Nominating Committee.

With respect to proposals 2, 4 and 5, the ratification of the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for fiscal 2016 and the stockholder proposals, an abstention will be counted as a vote present or represented and entitled to vote on the proposals and will have the same effect as a vote against the proposals, and a broker “non-vote” will not be considered entitled to vote on these proposals and will therefore have no effect on their outcome.

With respect to proposal 3, the approval of the amendment to our Restated Certificate of Incorporation to adopt a majority voting standard, eliminate cumulative voting and remove obsolete provisions, abstentions and broker “non-votes” will have the same effect as votes against the proposal.

Voting of Proxies

The shares represented by each proxy you properly submit to us will be voted by one of the individuals indicated on the proxy as you direct. If you submit a proxy but do not indicate how you wish to vote, your shares will be voted:

•	FOR the election of the eight director nominees;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016;

•	FOR the approval of the amendment of our Restated Certificate of Incorporation to adopt a majority voting standard, eliminate cumulative voting and remove obsolete provisions; and

•	AGAINST the approval of the two stockholder proposals.

PROPOSAL 1

ELECTION OF DIRECTORS

The number of directors is currently fixed at nine. Harvey B. Gantt, age 73, is not standing for re-election at the 2016 annual meeting due to his having reached the mandatory retirement age under the Company’s Corporate Governance Principles. Mr. Gantt has been a Nucor director since 1999, served as a member of the Audit, Governance and Nominating, and Compensation committees during such time and has been an integral and invaluable member of the Nucor team. As a result of Mr. Gantt’s retirement, effective on the date of the 2016 annual meeting, the size of the Board will be reduced to eight members. On the recommendation of the Governance and Nominating Committee, the Board of Directors has nominated the eight persons named below for election as directors at the 2016 annual meeting. If elected, each nominee will serve until his or her term expires at the 2017 annual meeting of stockholders or until his or her successor is duly elected and qualified.

All of the nominees are currently serving as directors and were elected to the Board at the 2015 annual meeting of the Company’s stockholders except for Laurette T. Koellner, who was elected to the Board in September 2015. Ms. Koellner was initially identified to the Board as a potential director by Spencer Stuart, an executive search consulting firm retained by the Board. Each nominee has agreed to be named in this proxy statement and to serve if elected.

Shares represented by all proxies received by the Board of Directors and not marked to withhold authority to vote for the nominees will be voted for their election. The Board of Directors knows of no reason why any of these nominees should be unable or unwilling to serve, but if that should be the case, proxies received will be voted for the election of such other persons, if any, as Nucor’s Board of Directors may designate.

Nucor’s Board of Directors has adopted the following Corporate Governance Principle entitled “Effect of Withheld Votes in Uncontested Elections for Director.”

Any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation for consideration by the Governance and Nominating Committee. The Committee shall evaluate the director’s tendered resignation taking into account the best interests of the Company and its stockholders and shall recommend to the Board whether to accept or reject such resignation. In making its recommendation, the Committee may consider, among other things, the effect of the exercise of cumulative voting in the election. The Board shall act within 120 days following certification of the stockholder vote and disclose its decision and the reasons therefor in an 8-K filing with the Securities and Exchange Commission (the “SEC”). Any director who tenders his or her resignation pursuant to this principle shall not participate in any committee or Board consideration of it.

Vote Recommendation

Nucor’s Board of Directors recommends a vote FOR the election of each of the eight nominees listed below. Unless otherwise specified, proxies will be voted FOR each nominee.

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS OF

THE NOMINEES

JOHN J. FERRIOLA	Director Since: 2011 Age: 63

Mr. Ferriola has served as Chairman of Nucor since January 2014 and Chief Executive Officer and President of Nucor since January 2013. Previously, Mr. Ferriola served as President and Chief Operating Officer of Nucor from January 2011 to December 2012. Prior to that, Mr. Ferriola served as Chief Operating Officer of Steelmaking Operations of Nucor from 2007 to 2010, Executive Vice President from 2002 to 2007 and Vice President from 1996 to 2001. He currently serves as Vice Chairman of the World Steel Association and the American Iron and Steel Institute and is on the board of directors of the National Association of Manufacturers. Mr. Ferriola has been active in the Association for Iron and Steel Technology for over 30 years and has served on its board of directors. He has also served on the board of directors of the Steel Manufacturers Association. With a degree in electrical engineering, Mr. Ferriola worked in various operating and management roles in the steel industry before joining Nucor. His more than 40 years of industry experience, including 25 years at Nucor, give him a very comprehensive knowledge of the Company and the steel industry.

GREGORY J. HAYES	Director Since: 2014 Age: 55

Mr. Hayes has served as President, Chief Executive Officer and director of United Technologies Corporation, a diversified company providing high-technology products and services to the global aerospace and building systems industries, since November 2014. Previously, he was Senior Vice President and Chief Financial Officer from 2008 to 2014 and Vice President, Accounting and Finance, of United Technologies from 2006 to 2008. Mr. Hayes joined United Technologies in 1999 through the merger with Sundstrand Corporation, where he had been employed since 1989, and has held a variety of leadership positions during his tenure with the company, including Vice President and Controller and Vice President, Financial Planning and Analysis for Hamilton Sundstrand. He is also a Certified Public Accountant. Mr. Hayes brings to Nucor’s Board extensive experience in a number of critical areas, including accounting and financial oversight, corporate strategy and development, and managerial leadership.

VICTORIA F. HAYNES, PH.D.	Director Since: 1999 Age: 68

Dr. Haynes served as President and Chief Executive Officer of RTI International, an independent, non-profit corporation that performs scientific research and services and develops advanced technology, from 1999 until her retirement in 2012. Prior to joining RTI, she was Vice President of the Advanced Technology Group and Chief Technical Officer of Goodrich Corporation, a specialty chemicals and aerospace company, from 1992 to 1999. Dr. Haynes currently serves on the boards of directors of Axiall Corporation, PPG Industries, Inc. and Royal DSM N.V. Dr. Haynes served as a director of Archer Daniels Midland Company from 2007 through 2011 and The Lubrizol Corporation from 1995 through 2007. Dr. Haynes brings more than 35 years of experience in technology leadership, management and new business development to Nucor’s Board.

BERNARD L. KASRIEL	Director Since: 2007 Age: 69

Mr. Kasriel was a partner of LBO France, a private equity fund, from September 2006 until September 2011. In 2006, before joining LBO France, Mr. Kasriel served as Vice Chairman of Lafarge S.A., a leading global building materials provider of cement, concrete, roofing and gypsum products based in Paris, France. Prior to that, Mr. Kasriel held various other executive positions at Lafarge, including Chief Executive Officer from 2003 to 2006, Vice Chairman and Chief Operating Officer from 1995 to 2003, and Managing Director from 1989 to 1995. He currently serves on the boards of directors of L’Oreal and Arkema S.A., and previously was a director of Lafarge S.A. until 2010 and Sonoco Products Company until 2007. Mr. Kasriel brings more than 40 years of industry experience, including an in-depth knowledge of international manufacturing and cross-border joint ventures, to Nucor’s Board.

CHRISTOPHER J. KEARNEY	Director Since: 2008 Age: 60

Mr. Kearney has served as Chairman of the board of directors of SPX FLOW, Inc., a global supplier of highly engineered flow components, process equipment and turn-key solutions into the power and energy, food and beverage and industrial end markets, since September 2015. At that time, SPX Corporation, a global multi-industry manufacturer, completed a spinoff of its flow technology business and Mr. Kearney became Chairman, President and Chief Executive Officer of SPX FLOW, Inc. He retired as President and Chief Executive Officer of SPX FLOW on December 31, 2015. Mr. Kearney previously served as Chairman of SPX Corporation from 2007 until September 2015, and as President and Chief Executive Officer of SPX from 2004 until September 2015. He joined SPX Corporation in 1997 as Vice President, Secretary and General Counsel. Mr. Kearney also serves on the board of directors of SPX Corporation and served as a director of Polypore International, Inc. from 2012 to 2015. In addition to his strong leadership skills developed as the CEO of a global manufacturing company, Mr. Kearney brings valuable business and mergers and acquisitions experience as well as corporate legal experience to Nucor’s Board.

LAURETTE T. KOELLNER	Director Since: 2015 Age: 61

Ms. Koellner most recently served as Executive Chairman of International Lease Finance Corporation, an aircraft leasing subsidiary of American International Group, Inc. (“AIG”), from 2012 until its sale in 2014. Ms. Koellner is the former President of Boeing International, a division of The Boeing Company (aerospace manufacturer), serving from 2006 to 2008. Prior to that, Ms. Koellner served as President of Connexion by Boeing from 2004 to 2006. She also served as Executive Vice President, Chief Administration and Human Resources Officer of Boeing from 2002 to 2004 and was a member of the Office of the Chairman from 2002 to 2003. She served as President of Shared Services Group of Boeing from 2001 to 2002. She served as Vice President and Corporate Controller of Boeing from 1999 to 2001. Prior to her time with Boeing, Ms. Koellner spent 19 years at McDonnell Douglas Corporation, where her roles included Vice President and Corporate General Auditor as well as Division Director of Human Resources. Ms. Koellner currently serves on the boards of directors of Celestica Inc., The Goodyear Tire & Rubber Company and Papa John’s International, Inc. She served as a director of Hillshire Brands, Inc. from 2003 to 2014 and of AIG from 2009 to 2012. Ms. Koellner brings extensive international and financial expertise to Nucor’s Board as well as experience in corporate governance and risk management.

RAYMOND J. MILCHOVICH	Director Since: 2012 Age: 66

Mr. Milchovich has served as Lead Director of Nucor since September 2013. Mr. Milchovich served as non-executive Chairman of the board of directors of, and a consultant to, Foster Wheeler AG, a company that engineers and constructs facilities for the oil and gas, liquid natural gas, refining, chemical, pharmaceutical and power industries, from 2010 until his retirement in 2011. Previously, Mr. Milchovich served as Chairman and Chief Executive Officer of Foster Wheeler from 2001 to 2010 and as President from 2001 to 2007. Prior to that, Mr. Milchovich served as Chairman, President and Chief Executive Officer of Kaiser Aluminum & Chemical Corporation, a producer and marketer of alumina, aluminum and aluminum fabricated products, from 1999 to 2001, and as President and Chief Operating Officer from 1997 to 1999. Mr. Milchovich began his career in the steel industry, holding a variety of operating management positions for Wisconsin Steel Corporation and Wheeling-Pittsburgh Steel Corporation. From 2002 to 2007, Mr. Milchovich served as a director of Nucor and voluntarily resigned from such position to devote more time to his position as Chief Executive Officer of Foster Wheeler. Mr. Milchovich currently serves on the board of directors of The Dow Chemical Company and previously served as a director of Delphi Corporation from 2005 through 2009. In serving as Chief Executive Officer of two different companies for more than ten years, Mr. Milchovich developed strong leadership and strategic management skills. Mr. Milchovich also brings to Nucor’s Board more than 40 years of experience in the metals industry.

JOHN H. WALKER	Director Since: 2008 Age: 58

Mr. Walker has served as Non-Executive Chairman of Global Brass and Copper, Inc., a manufacturer and distributor of copper and copper-alloy sheet, strip, plate, foil, rod and fabricated components, since March 2014. Mr. Walker previously served as Executive Chairman of Global Brass and Copper from November 2013 to March 2014 and as Chief Executive Officer from 2007 to March 2014. Prior to joining Global Brass and Copper, Mr. Walker was the President and Chief Executive Officer of The Boler Company, the parent company of Hendrickson International, a suspension manufacturer for heavy duty trucks and trailers, from 2003 to 2006. From 2001 to 2003, he served as Chief Executive Officer of Weirton Steel Corporation, a producer of flat rolled carbon steel, and from 2000 to 2001 as President and Chief Operating Officer. From 1997 to 2000, Mr. Walker was President of flat rolled products for Kaiser Aluminum Corporation, a producer of fabricated aluminum products. Mr. Walker currently serves on the board of United Continental Holdings, Inc. and was a director of Delphi Corporation from 2005 through 2009. In serving as Chief Executive Officer for three different companies, Mr. Walker has developed strong executive leadership and strategic management skills. Mr. Walker also brings to Nucor’s board more than 30 years of experience in metal-related manufacturing and fabricating industries.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following tables give information concerning the beneficial ownership of Nucor’s common stock as of February 29, 2016 by all directors, director nominees, each executive officer listed in the Summary Compensation Table, all directors and executive officers as a group, and the persons who are known to Nucor to be the owners of more than five percent of the outstanding common stock of Nucor. “Beneficial ownership” is determined in accordance with the rules of the SEC.

Executive Officers and Directors

	Shares Owned			Shares Subject to Options (1)	Shares Underlying Restricted Stock Units (1)	Total Beneficial Ownership	Percent of Class (2)
Name	Sole Voting and Investment Power		Shared Voting and Investment Power
James R. Darsey	145,114		—	91,668	67,681	304,463	*
John J. Ferriola	196,194		—	152,780	130,801	479,775	*
James D. Frias	77,505	(3)	—	91,668	71,211	240,384	*
Harvey B. Gantt	13,368		—	—	23,515	36,883	*
Ladd R. Hall	51,334	(3)	100,614	91,668	70,717	314,333	*
Gregory J. Hayes	6,991		—	—	2,765	9,756	*
Victoria F. Haynes	10,320		250	—	23,515	34,085	*
Bernard L. Kasriel	1,500		—	—	22,376	23,876	*
Christopher J. Kearney	6,000		—	—	19,560	25,560	*
Laurette T. Koellner	—		—	—	—	—	*
Raymond J. Milchovich	21,667		—	—	8,514	30,181	*
R. Joseph Stratman	11,848		133,050	91,668	70,717	307,283	*
John H. Walker	2,645		—	—	20,896	23,541	*
All 16 directors and executive officers as a group	602,759		259,807	519,452	618,063	2,000,081	*

*	Represents holdings of less than 1%.

(1)	The number of shares beneficially owned subject to options or underlying restricted stock units includes shares of common stock that such person or group had the right to acquire on or within 60 days after February 29, 2016 upon the exercise of stock options or the vesting of restricted stock units. Holders of restricted stock units have no voting rights until such units settle and shares of common stock are issued to the holder.

(2)	Based on 317,832,729 shares of Nucor common stock outstanding as of the close of business on February 29, 2016.

(3)	Includes 26,354 shares for Mr. Frias and 8,245 shares for Mr. Hall that they have elected to defer under the Annual Incentive Plan. The deferred shares have no voting power.

Principal Stockholders

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class (1)
State Farm Mutual Automobile Insurance Company and related entities One State Farm Plaza Bloomington, Illinois 61710	30,599,951	(2)	9.63%

BlackRock, Inc. 55 East 52nd Street New York, New York 10055	19,888,857	(3)	6.26%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	19,190,256	(4)	6.04%

State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	19,125,793	(5)	6.02%

(1)	Based on 317,832,729 shares of Nucor common stock outstanding as of the close of business on February 29, 2016.

(2)	Based on Schedule 13G filed with the SEC on February 2, 2016, reporting beneficial ownership as of December 31, 2015. That filing indicates that State Farm Mutual Automobile Insurance Company has sole voting and dispositive power as to 21,636,800 of the shares shown and shared voting and dispositive power as to 80,747 of the shares shown; State Farm Life Insurance Company has sole voting and dispositive power as to 532,400 of the shares shown and shared voting and dispositive power as to 18,173 of the shares shown; State Farm Fire and Casualty Company has sole voting and dispositive power as to 2,800,000 of the shares shown and shared voting and dispositive power as to 10,590 of the shares shown; State Farm Investment Management Corp. has sole voting and dispositive power as to 968,000 of the shares shown and shared voting and dispositive power as to 10,487 of the shares shown; State Farm Insurance Companies Employee Retirement Trust has sole voting and dispositive power as to 2,272,100 of the shares shown and shared voting and dispositive power as to 11,360 of the shares shown; State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees has sole voting and dispositive power as to 2,239,600 of the shares shown; and State Farm Mutual Fund Trust has shared voting and dispositive power as to 19,694 of the shares shown.

(3)	Based on Schedule 13G/A filed with the SEC on February 10, 2016, reporting beneficial ownership as of December 31, 2015. That filing indicates that BlackRock, Inc. has sole voting power as to 17,046,464 of the shares shown and sole dispositive power as to 19,888,857 of the shares shown.

(4)	Based on Schedule 13G/A filed with the SEC on February 11, 2016, reporting beneficial ownership as of December 31, 2015. That filing indicates that Vanguard Group Inc. has sole voting power as to 595,474 of the shares shown, shared voting power as to 31,300 of the shares shown, sole dispositive power as to 18,564,354 of the shares shown, and shared dispositive power as to 625,902 of the shares shown.

(5)	Based on Schedule 13G filed with the SEC on February 16, 2016, reporting beneficial ownership as of December 31, 2015. That filing indicates that State Street Corporation has shared voting and dispositive power of the shares shown.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), requires Nucor’s directors, executive officers and persons who beneficially own more than ten percent of the outstanding shares of Nucor’s common stock (collectively, the “reporting persons”) to file initial reports of their beneficial ownership and changes in their beneficial ownership of Nucor’s common stock with the SEC. Based solely on a review of such reports and written representations made by Nucor’s directors and executive officers with respect to the completeness and timeliness of their filings, Nucor believes that all Section 16(a) filing requirements were met by the reporting persons during its fiscal year ended December 31, 2015, except that James R. Darsey filed a late Form 5 to report the acquisition of 98.71 shares of Nucor’s common stock through an inheritance he received in fiscal 2014.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Board of Directors.    Our business and affairs are managed under the direction of our Board of Directors. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s stockholders. Our Bylaws provide that our Board of Directors consists of a number of directors to be fixed from time to time by a resolution of the Board. Our Board of Directors currently has nine members, eight of whom are independent. If the director nominees are elected at the annual meeting, the Board of Directors will have eight members, seven of whom will be independent.

Corporate Governance Principles.    The Board has adopted Corporate Governance Principles setting forth a framework for our corporate governance with respect to the role and composition of the Board and Nucor’s management, responsibilities of directors, director qualification standards, the functioning of the Board and its Committees, the compensation of directors, and annual performance evaluations of the Board and our Chief Executive Officer.

Codes of Ethics.    Nucor has adopted a Code of Ethics for Senior Financial Professionals that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Corporate Controller and other senior financial professionals and includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws and accurate financial reporting. In addition, Nucor has adopted Standards of Business Conduct and Ethics, which apply to all employees and directors of the Company. The Company intends to post any amendments or waivers to either of these codes (to the extent required to be disclosed pursuant to Form 8-K) on the Company’s website at www.nucor.com/governance.

Documents Available.    All of the Company’s corporate governance materials, including the charters for the Audit Committee, Compensation and Executive Development Committee and Governance and Nominating Committee, the Corporate Governance Principles, the Code of Ethics for Senior Financial Professionals and the Standards of Business Conduct and Ethics are published on the Company’s website at www.nucor.com/governance. Any modifications to these corporate governance materials will be reflected on the Company’s website. The information on our website is not a part of this proxy statement.

Director Independence.    The Board believes that a majority of its members are independent under both the applicable NYSE rules and the applicable SEC rules and regulations (the “SEC rules”). Our Corporate Governance Principles provide that a majority of the members of Nucor’s Board of Directors must be “independent” under the NYSE rules. The NYSE rules provide that a director does not qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with Nucor (either directly or as a partner, stockholder or officer of an organization that has a relationship with Nucor). The NYSE rules require a board of directors to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with a company and permit the board to adopt and disclose standards to assist the board in making determinations of independence. Accordingly, the Board has adopted categorical standards, which incorporate the independence standards of the NYSE rules (the “Categorical Standards”), to assist the Board in determining whether a particular relationship a director has with the Company is a material relationship that would impair the director’s independence. These Categorical Standards establish thresholds at which directors’ relationships with the Company are deemed to be not material and, therefore, shall not disqualify any director or nominee from being considered “independent.” The Categorical Standards are:

•

Relationships involving (1) the purchase or sale of products or services, (2) the purchase, sale or leasing of real property or (3) lending, deposit, banking or other financial service relationships, either by or to the Company or its subsidiaries and involving a director, his or her immediate family members, or an organization of which the director or an immediate family member is a partner, shareholder, officer, employee or director if the following conditions are satisfied:

•

any payments made to, or payments received from, the Company or its subsidiaries in any single fiscal year within the last three years do not exceed the greater of (i) $1,000,000 or (ii) 2% of such other organization’s consolidated gross revenues;

•	the products and services are provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers;

•	the relationship does not involve consulting, legal or accounting services provided to the Company or its subsidiaries; and

•

any extension of credit was in the ordinary course of business and was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other similarly situated borrowers.

•

Any other relationship between the Company or one of its subsidiaries and a company (including a limited liability company) or partnership to which a director is connected solely as a shareholder, member or partner as long as the director is not a principal shareholder or partner of the organization. For purposes of this categorical standard, a person is a principal shareholder of a company if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities of the company. A person is a principal partner of a partnership if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote a 25% or more general partnership interest, or more than a 10% overall partnership interest. Shares or partnership interests owned or controlled by a director’s immediate family member who shares the director’s home are considered to be held by the director.

•

Contributions made or pledged by the Company, its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries to a charitable organization of which a director or an immediate family member is an executive officer, director or trustee if the following conditions are satisfied:

•

within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of (i) $1,000,000 or (ii) 2% of the charitable organization’s consolidated gross revenues for that fiscal year; and

•	the charitable organization is not a family foundation created by the director or an immediate family member.

For purposes of this categorical standard, contributions made to any charitable organization pursuant to a matching gift program maintained by the Company or by its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries shall not be included in calculating the materiality threshold set forth above.

•

If the director, or an immediate family member, is an executive officer of another organization in which the Company owns an equity interest and if the amount of the Company’s interest is less than 10% of the total voting interest in the other organization.

•	A relationship involving a director’s relative who is not an immediate family member of the director.

•

In the last five years, the director has not been an executive officer, founder or principal owner of a business organization acquired by the Company, or of a firm or entity that was part of a joint venture or partnership including the Company.

In February 2016, the Board of Directors, with the assistance of the Governance and Nominating Committee, conducted an evaluation of director independence based on the Categorical Standards. The Board considered all relationships and transactions between each director (and his or her immediate family and affiliates) and each of Nucor, its management and its independent registered public accounting firm, including (i) with respect to Mr. Kearney, who serves as Chairman of SPX FLOW, Inc. and a director of SPX Corporation (and was Chief Executive Officer and President during fiscal 2015 of SPX FLOW, Inc. and of SPX Corporation prior to its spin-off of SPX FLOW, Inc. in fiscal 2015), that Nucor in the ordinary course of business purchased goods and services from SPX FLOW, Inc. and SPX Corporation in fiscal 2015 each in an amount less than 0.5% of the consolidated gross revenues of such entities, and (ii) with respect to Mr. Hayes, who serves as President, Chief Executive Officer and director of United Technologies Corporation, that Nucor in the ordinary course of business purchased from and sold to United Technologies goods in fiscal 2015 in an amount less than 0.5% of the consolidated gross revenues of United Technologies. As a result of this evaluation, the Board determined those relationships that do exist or did exist within the last three years (except for Mr. Ferriola’s in his capacity as Nucor’s Chairman, Chief Executive Officer and President) all fall well below the thresholds in the Categorical Standards. Consequently, the Board of Directors determined that each of Messrs. Gantt, Hayes, Kasriel, Kearney, Milchovich and Walker and Dr. Haynes and Ms. Koellner is an independent director under the Categorical Standards, the NYSE rules and the SEC rules. The Board also determined that each member of the Audit, Compensation and Executive Development and Governance and Nominating Committees (see membership information below under “Board Committees”) is independent, including that each member of the Audit Committee is “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the 1934 Act and that each member of the Compensation and Executive Development Committee is an “outside director” as defined under Section 162(m) of the Internal Revenue Code. Mr. Ferriola, the Company’s Chairman, Chief Executive Officer and President, is not independent due to his employment by the Company.

Board Leadership Structure.    John J. Ferriola currently holds the positions of Chairman of the Board, Chief Executive Officer and President of the Company. The Corporate Governance Principles of the Company provide that whenever the Chairman of the Board is a member of management, there shall be a Lead Director. The Lead Director is an independent director appointed annually by the independent members of the Board, and he or she serves at the pleasure of the Board. In May 2015, the Board reappointed Raymond J. Milchovich to serve as Lead Director. The Board’s leadership structure is outlined in the Company’s Bylaws and Corporate Governance Principles, as described below:

Chairman of the Board	The Board has appointed the Company’s Chief Executive Officer and President as its Chairman. Appointing Mr. Ferriola as Chairman (i) enhances alignment between the Board and management in strategic planning and execution as well as operational matters, and (ii) streamlines Board process in order to conserve time for the consideration of the important matters the Board needs to address.

Lead Director	The Lead Director (i) provides leadership to the Board of Directors; (ii) chairs Board meetings in the absence of the Chairman; (iii) consults with the Chairman and the Secretary of the Company to approve the agenda for each Board meeting and the information that shall be provided to the directors for each scheduled meeting; (iv) sets the agenda for and leads executive sessions of the non-employee directors without the attendance of management; (v) serves as a liaison between the Chairman and the independent directors; (vi) approves meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vii) meets with the Chairman between Board meetings as appropriate in order to facilitate Board meetings and discussions; (viii) has the authority to call meetings of the independent directors; and (ix) is available for consultation and direct communication with major stockholders.

Independent Directors	Independent directors comprise more than 85% of the Board and 100% of the Audit Committee, Compensation and Executive Development Committee and Governance and Nominating Committee.

Committee Chairs	All chairs of the Board’s committees are independent and are annually appointed by the Board, approve agendas and material for respective committee meetings and act as a liaison between committee members and the Board and senior management.

Board Committees.    The Board of Directors has three standing committees: the Audit Committee, the Compensation and Executive Development Committee, and the Governance and Nominating Committee. Each of these committees acts pursuant to a written charter adopted by the Board of Directors. Committee members and committee chairs are appointed by the Board. The members of these committees are identified in the following table:

Director	Audit Committee	Compensation and Executive Development Committee	Governance and Nominating Committee
John J. Ferriola
Harvey B. Gantt	X	X	X
Gregory J. Hayes	Chair	X	X
Victoria F. Haynes	X	Chair	X
Bernard L. Kasriel	X	X	X
Christopher J. Kearney	X	X	X
Laurette T. Koellner		X	X
Raymond J. Milchovich	X	X	Chair
John H. Walker	X	X	X

The following table provides information about the operation and key functions of these committees:

Committee	Key Functions and Additional Information	Number of Meetings in Fiscal 2015
Audit Committee

•    Assists the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, and (iii) the performance of the Company’s internal audit function

•    Appoints, compensates, retains and oversees the Company’s independent registered public accounting firm

•    Reviews and discusses with the independent registered public accounting firm the annual and quarterly financial statements and earnings releases

•    Considers and approves all auditing services, internal control-related services and permitted non-auditing services proposed to be provided by the independent registered public accounting firm

•    Monitors the adequacy of the Company’s reporting and internal controls

•    Assists the Board in its oversight of enterprise risk management

		7

Compensation and Executive Development Committee	• Administers the compensation program for senior officers • Reviews and determines compensation of the senior officers • Reviews and recommends to the Board compensation of the directors • Reviews and approves employment offers, arrangements and other benefits for senior officers • Reviews the Company’s executive succession and management development plans • Oversees regulatory compliance and risk regarding compensation matters	4

Governance and Nominating Committee

•    Develops and recommends to the Board specific guidelines and criteria for selecting nominees for election to the Board

•    Identifies, evaluates and recommends to the Board nominees for election to the Board

•    Recommends to the Board the size and composition of the Board, the size and composition of each Board committee, and the responsibilities of each Board committee

•    Oversees and arranges the annual process of evaluating the performance of the Board and the Company’s management

•    Administers the Company’s policy and procedures for the review, approval or ratification of related party transactions

•    Considers and recommends to the Board actions relating to corporate governance

		4

The Board has determined that Mr. Hayes is an “audit committee financial expert” within the meaning of the SEC rules and that he has accounting and related financial management expertise within the meaning of the NYSE rules. All members of the Audit Committee are financially literate as determined by the Board, in its business judgment.

The Board may also establish other committees from time to time as it deems necessary.

Director Meetings.    The Board of Directors held four meetings during fiscal 2015. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which such director served during fiscal 2015. Pursuant to the Corporate Governance Principles, the non-management directors, all of whom are independent, meet in executive session prior to or after each quarterly Board meeting at regularly scheduled executive sessions and as necessary prior to or after other Board meetings. Mr. Milchovich, as Lead Director, presides over these executive sessions.

Annual Meetings of Nucor’s Stockholders.    Directors are expected to attend the annual meeting of stockholders. All nine of the Company’s directors in office at the time attended last year’s annual meeting.

Annual Evaluation of Directors and Committee Members.    The Board of Directors evaluates the performance of each director, each committee of the Board, the Chairman, the Lead Director and the Board of Directors as a whole on an annual basis. In connection with this annual self-evaluation, each director anonymously records his or her views on the performance of each director standing for reelection, each committee and the Board of Directors. The entire Board of Directors reviews these reports and determines what, if any, actions should be taken in the upcoming year to improve its effectiveness and the effectiveness of each director and committee.

Board’s Role in Risk Oversight.    The Board oversees the Company’s risk profile and management’s processes for assessing and managing risk, both as a whole Board and through its committees. At least annually, the full Board reviews strategic risks and opportunities facing the Company. Certain other important categories of risk are assigned to designated Board committees (which are comprised solely of independent directors) that report back to the full Board.

The Company’s Audit Committee is specifically charged with the responsibility of meeting periodically with management, general counsel and outside counsel to discuss the Company’s major risk exposures including, but not limited to, legal and environmental claims and liabilities, risk management and other financial exposures, and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Company’s Corporate Controller annually conducts a risk assessment and prepares for the Audit Committee’s review a report and a presentation identifying and evaluating the key risks facing the Company, how those risks interrelate, how they affect the Company and how management addresses those risks. After completing a review and analysis of the report and presentation, the Audit Committee meets with management to provide its comments on the report and presentation and to provide guidance on areas that the Audit Committee believes management and the Corporate Controller should consider in identifying and evaluating the risks facing the Company.

The Compensation and Executive Development Committee oversees Nucor’s compensation plans to ensure they do not incentivize excessive risk-taking by our senior officers. Although a significant portion of our executives’ compensation is performance-based, we believe our compensation plans are appropriately structured and do not pose a material risk to Nucor.

The Board believes that its ability to oversee risk is enhanced by having one person serve as the Chairman of the Board and the Chief Executive Officer. With his in-depth knowledge and understanding of the Company’s operations, Mr. Ferriola, as Chairman, Chief Executive Officer and President, is better able to bring key strategic and business issues and risks to the Board’s attention than would a non-executive Chairman of the Board or a non-director Chief Executive Officer.

Compensation Consultant.    The Compensation and Executive Development Committee has sole authority under its charter to retain compensation consultants and to approve such consultants’ fees and retention terms. In 2004, the Committee retained Pearl Meyer & Partners (“Pearl Meyer”) to act as its independent advisor and to provide it with advice and support on executive compensation issues. The Committee has renewed this engagement each year since and has reviewed and confirmed the independence of Pearl Meyer as the Committee’s compensation consultant. Neither Pearl Meyer nor any of its affiliates provide any services to Nucor except for services related solely to executive officer and director compensation. Please see “Compensation Discussion and Analysis – Determination of 2015 Compensation” on page 22 of this proxy statement for a description of Nucor’s process for the consideration and determination of executive compensation and Pearl Meyer’s role in such process.

No Hedging or Short Selling.    Nucor maintains policies that apply to all officers, certain designated employees and the members of the Board that prohibit hedging or short selling (profiting if the market price of the securities decreases) of Nucor securities.

Policy on Executive Officer Incentive Compensation Recoupment.    The Company has a written policy to address the recoupment of performance-based compensation awarded to or earned by an executive officer if there is a restatement of the Company’s financial results due to material noncompliance of the Company with any financial reporting requirement under the federal securities laws. In the event of such a restatement, the Compensation and Executive Development Committee shall review the performance-based compensation awarded to or earned by the executive officers for the three-year period prior to the restatement event and, if the committee determines in its reasonable discretion that any such performance-based compensation would not have been awarded to or earned by an executive officer based on the restated financial results, the committee shall within 12 months of the restatement event, to the extent practicable, seek to recover from such executive officer any portion of the performance-based compensation that is greater than that which would have been awarded or earned had it been calculated on the basis of the restated financial results. A copy of the policy is available on our website at www.nucor.com/governance/incentive.

Policy on Transactions with Related Persons.    The Company has a written policy and procedures for the review, approval or ratification of any transactions that could potentially be required to be reported under the SEC rules for disclosure of transactions with the Company’s directors, business and other organizations with which its directors are affiliated, executive officers, members of their immediate families and other related persons. This policy is administered by the Governance and Nominating Committee of the Board of Directors. The policy includes several categories of pre-approved transactions that are based upon exceptions to the SEC’s rules for disclosure of such transactions. For transactions that are not pre-approved, the Governance and Nominating Committee, in determining whether to approve a transaction with a related person or an organization with which a related person is affiliated, takes into account, among other things, (i) the business reasons for entering into the transaction, (ii) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (iii) the extent of the related person’s interest in the transaction.

In 2015, Smoot Enterprises, Inc. was paid approximately $3.74 million by Nucor to transport products and materials for Nucor. Michael Smoot, who is the brother-in-law of Ladd R. Hall, an executive officer of Nucor, is an officer and greater than 10% owner of Smoot Enterprises, Inc. The foregoing was approved under Nucor’s policy on transactions with related persons.

Nominating Directors.    Stockholders may recommend a director candidate for consideration by the Governance and Nominating Committee by submitting the candidate’s name in accordance with provisions of Nucor’s Bylaws that require advance notice to Nucor and certain other information. In general, under the Bylaws, the written notice must be delivered to, or mailed and received at the Company’s principal executive offices not less than 120 days and not more than 150 days before the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

The notice must contain certain information about the nominee and the stockholder submitting the nomination, including, (i) with respect to the nominee, the nominee’s name, age, business and residential address, principal occupation or employment, the number of shares or other securities of the Company which are owned of record or beneficially by the nominee and any derivative positions held of record or beneficially by the nominee related to, or the value of which is derived in whole or in part from, the value of the Company’s shares or other securities and whether and the extent to which any hedging or other transactions have been entered into by or on behalf of, or any other agreements, arrangements or understandings have been made, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, the nominee with respect to the Company’s shares or other securities and (ii) with respect to the stockholder submitting the nomination, the name and address, as they appear on our books, of that stockholder and any Stockholder Associated Person (as defined in Nucor’s Bylaws) and the number of shares or other securities of the Company which are owned of record or beneficially by that stockholder or by any Stockholder Associated Person and any derivative positions held of record or beneficially by the stockholder or by any Stockholder Associated Person related to, or the value of which is derived in whole or in part from, the value of the Company’s shares or other securities and whether and the extent to which any hedging or other transactions have been entered into by or on behalf of, or any other agreements, arrangements or understandings have been made, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, that stockholder or any Stockholder Associated Person with respect to the Company’s shares or other securities. A stockholder who is interested in recommending a director candidate should request a copy of Nucor’s Bylaw provisions by writing to Nucor’s Corporate Secretary at Nucor’s executive offices, 1915 Rexford Road, Charlotte, North Carolina 28211.

The Governance and Nominating Committee has a process of identifying and evaluating potential nominees for election as members of the Board. The Committee has a policy that potential nominees shall be evaluated no differently regardless of whether the nominee is recommended by a stockholder, a Board member or Nucor’s management. The Committee considers potential nominees from all these sources, develops information from many sources concerning the potential nominee, evaluates the potential nominee as to the qualifications that the Committee and the Board have established and in light of the current skill, background and experience of the Board’s members and the future, ongoing needs of the Company and makes a decision whether to recommend any potential nominee for consideration for election as a member of the Board. In the past, Nucor has engaged third-party search firms to assist the Board of Directors in identifying and evaluating potential nominees for director. Nucor may do so again in the future.

The Committee is committed to having diverse individuals from different backgrounds with varying perspectives, professional experience, education and skills serving as directors. In evaluating potential nominees for election and reelection as members of the Board, the Committee considers persons with a variety of perspectives, professional experience, education and skills that possess the following minimum qualifications. The potential nominee must:

•	be a person of the highest integrity and must be committed to ethical standards of personal and corporate behavior;

•	have significant business experience or other organizational leadership experience that will allow the nominee to contribute significantly to the Company as a member of the Board;

•

if not a member of the Company’s management, not have any relationships, directly or through an immediate family member, with the Company that would make them not able to serve as an independent director within the meaning of any rules and laws applicable to the Company;

•	have a willingness and an ability to make the necessary time commitment to actively participate as a member of the Board; and

•	be able to represent the interests of all of Nucor’s stockholders and not merely those of one stockholder or a special interest group.

The Committee also believes there are certain specific qualities or skills that one or more members of the Board of Directors must possess. These include:

•	the skills and experience necessary to serve as an audit committee financial expert;

•	experience serving as the chief executive officer of, or in another senior management position with, a major manufacturing company;

•	significant and successful merger and acquisition experience; and

•	diversity in terms of race or gender.

How to Communicate with the Board of Directors and Non-Management Directors.    Stockholders and other interested parties can communicate directly with our Board of Directors by sending a written communication addressed to Mr. Ferriola, our Chairman, c/o Corporate Secretary to Nucor Corporation, 1915 Rexford Road, Charlotte, North Carolina 28211. Stockholders and other interested parties wishing to communicate with Mr. Milchovich, as Lead Director, or with the non-management directors as a group may do so by sending a written communication addressed to Mr. Milchovich c/o Corporate Secretary at the above address. Stockholders and other interested parties wishing to communicate with an individual director may do so by sending a written communication addressed to such director c/o Corporate Secretary at the above address. Any communication addressed to any director that is received at the executive offices of Nucor will be delivered or forwarded to the individual director as soon as practicable. All such communications are promptly reviewed before being forwarded to the addressee. Nucor generally will not forward to directors a stockholder communication that Nucor determines to be primarily commercial in nature, relates to an improper or irrelevant topic or requests general information about Nucor.

DIRECTOR COMPENSATION

The Compensation and Executive Development Committee established the following director compensation amounts, which became effective June 1, 2014 and remained the same in 2015.

Board/Committee Position	2015 Annual Fee ($)
Lead Director	127,000
Board Member (non-employee directors)	95,000
Audit Committee Chairman	25,000
Compensation and Executive Development Committee Chairman	17,000
Governance and Nominating Committee Chairman	14,000

Directors who are not senior officers of Nucor are granted each June 1 shares of Company stock under the Company’s 2014 Omnibus Incentive Compensation Plan. Directors may elect to receive their shares in the form of deferred stock units. Effective June 1, 2014, the number of shares of Company stock awarded was equal to the quotient of $140,000 divided by the closing price of a share of Nucor common stock on the grant date (rounded down to the next whole share). All directors, other than Mr. Hayes, elected to receive their grant in the form of deferred stock units in 2015. The deferred stock units are fully vested on the grant date, but are payable in the form of shares of Nucor common stock only after the termination of the director’s service on the Board of Directors.

The following table summarizes the compensation paid to each non-employee director for his or her Board and committee services during 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Total ($)
(a)	(b)	(c)		(h)
Peter C. Browning	47,500	—	(2)	47,500
Harvey B. Gantt	95,000	139,962	(3)	234,962
Gregory J. Hayes	120,000	139,962	(4)	259,962
Victoria F. Haynes	112,000	139,962	(3)	251,962
Bernard L. Kasriel	95,000	139,962	(3)	234,962
Christopher J. Kearney	95,000	139,962	(3)	234,962
Laurette T. Koellner	47,500	—	(5)	47,500
Raymond J. Milchovich	141,000	139,962	(3)	280,962
John H. Walker	95,000	139,962	(3)	234,962

(1)	The amounts shown represent the grant date fair value of annual equity awards. Our policy and assumptions made in the valuation of share-based payments are contained in notes 2 and 17 of Item 15 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(2)	Mr. Browning retired as a director effective May 13, 2015 and therefore did not receive a stock award in 2015.

(3)	The number of deferred stock units granted and fully vested on June 1, 2015 based on a closing price of Nucor common stock on that day of $47.59 was 2,941 units.

(4)	The number of shares granted and fully vested on June 1, 2015 based on a closing stock price on that day of $47.59 was 2,941 shares.

(5)	Ms. Koellner became a director on September 2, 2015 and therefore did not receive a stock award in 2015.

The following table summarizes the total number of vested deferred stock units granted to non-employee directors under the Company’s 2014 Omnibus Incentive Compensation Plan and the 2010 and 2005 Stock Option and Award Plans.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Vested Stock Units (#) (1)	Market Value of Stock Units ($) (2)
Harvey B. Gantt	23,515	947,655
Gregory J. Hayes	2,765	111,430
Victoria F. Haynes	23,515	947,655
Bernard L. Kasriel	22,376	901,753
Christopher J. Kearney	19,560	788,268
Raymond J. Milchovich	8,514	343,114
John H. Walker	20,896	842,109

(1)	Deferred stock units are granted June 1 each year and are fully vested on the grant date, but are payable in the form of shares of Nucor common stock only after the termination of the director’s service on the Board of Directors. Mr. Hayes received his 2015 stock award in the form of 2,941 shares of Company stock. The shares are not an outstanding equity award and are not included in this table.

(2)	Fully vested deferred stock units at December 31, 2015 valued using the closing stock price of Nucor common stock of $40.30.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s report with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2015 is as follows:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements with Nucor’s management.

2.	The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, the audited consolidated financial statements and the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

3.	The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC that firm’s independence.

4.	The Audit Committee has reviewed and discussed with management and PwC management’s report on Nucor’s internal control over financial reporting and PwC’s attestation report on the effectiveness of Nucor’s internal control over financial reporting.

5.	Based on the reviews and the discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

THE AUDIT COMMITTEE

Gregory J. Hayes, Chairman

Harvey B. Gantt

Victoria F. Haynes

Bernard L. Kasriel

Christopher J. Kearney

Raymond J. Milchovich

John H. Walker

Fees Paid to Independent Registered Public Accounting Firm

For the fiscal years ended December 31, 2015 and 2014 fees billed for services provided by PwC were as follows:

	2015	2014
Audit Fees (1)	$3,746,100	$3,742,200
Audit-Related Fees (2)	23,100	—
Tax Fees (3)	3,500	3,400
All Other Fees (4)	5,100	5,400

(1)	Audit fees consist of fees for professional services rendered in connection with the audit of Nucor’s consolidated annual financial statements, for the review of interim consolidated financial statements in Forms 10-Q and for services normally provided in connection with statutory and regulatory filings or engagements. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting.

(2)	Audit-related fees consist of fees billed for the performance of a pre-implementation systems internal controls review.

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(4)	All other fees consist of fees billed for financial reporting literature.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be performed by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All such services provided for fiscal year 2015 were pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence. The Audit Committee has delegated its authority to approve in advance all permissible non-audit services to be provided by PwC to the Chairman of the Audit Committee; provided, however, any such services approved by its Chairman shall be presented to the full Audit Committee at its next regularly scheduled meeting.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of Nucor for the fiscal year ending December 31, 2016. PricewaterhouseCoopers LLP has acted in such capacity for Nucor since 1989. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Stockholder ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. The Board is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification and will reconsider whether to retain PricewaterhouseCoopers LLP if the stockholders fail to ratify the Audit Committee’s appointment. In addition, even if the stockholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of Nucor.

Vote Recommendation

Nucor’s Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Unless otherwise specified, proxies will be voted FOR the proposal.

EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) outlines Nucor’s executive compensation philosophy, objectives and processes and explains how the Compensation and Executive Development Committee of the Board (the “Committee”) made executive compensation decisions in fiscal year 2015, the data used in its deliberations and the reasoning behind the decisions that were made.

Following this CD&A are tables detailing the compensation of Nucor’s named executive officers (“Executive Officers”) along with descriptions and other narrative explaining the information in the tables. Also included is a section that presents the potential compensation Executive Officers would receive if they had been terminated on December 31, 2015.

Executive Summary

Nucor pays Executive Officers for results. The executive compensation plans are designed to pay well when performance is outstanding and provide compensation below the market median when performance is below Nucor’s peers.

Nucor’s compensation plans support the Company’s five drivers to profitable growth while maintaining our commitment to safe and environmentally friendly operations:

1.	Strengthen our position as a low cost producer – driving operational efficiency

2.	Move up the value chain – offering higher-quality, higher-strength products

3.	Expand downstream channels to market – increasing the base volume of our mills through vertical integration

4.	Achieve market leadership – leading in every product line in our portfolio

5.	Achieve commercial excellence – taking care of our customers

Our compensation programs are designed to support these five drivers to build long-term earnings power and provide our stockholders with attractive returns on their valuable capital.

Every three years, Nucor submits its executive compensation program to an advisory vote of its stockholders. Nucor last asked in 2014, when approximately 97% of the total votes cast at Nucor’s annual stockholders meeting supported the compensation program. The Committee believes that our compensation program closely aligns the interests of the Company with our stockholders’ interests. The positive results of the advisory vote on executive compensation held at the 2014 annual meeting reinforces this belief. The Committee determined, therefore, that no changes to the compensation program were necessary.

In 2015, Nucor performed modestly when compared against other steel companies included in the Steel Comparator Group (as defined on page 23) in an environment of continuing challenging steel market conditions. Nucor’s executive compensation plans worked as designed in 2015. Executive Officers received a relatively modest annual incentive reflecting Nucor’s return on equity performance and revenue performance compared to the Steel Comparator Group. The long-term incentive plan rewarded Executive Officers for Nucor’s three-year performance ended December 31, 2015 relative to the Steel Comparator Group, but resulted in no payout for the three-year performance ended December 31, 2015 relative to the General Industry Comparator Group (as defined on page 23). In 2015, performance-based restricted stock units were granted based on Nucor’s return on equity performance for the preceding year. Stock ownership requirements and the design of the long-term incentives, which includes mandatory deferral until retirement of a portion of the shares earned, ensure that Nucor’s Executive Officers are significantly exposed to changes in stock price, thereby aligning their interests with stockholders.

Compensation Philosophy

Nucor’s executive compensation philosophy is based on and supports Nucor’s overall management philosophy, which is to:

1.	Hire and retain highly talented and productive people.

2.	Put them in a simple, streamlined organizational structure that allows them to innovate and make quick decisions that affect results.

3.	Pay them for producing results.

Nucor’s compensation philosophy stresses that Executive Officers share the pain and share the gain. If Nucor performs poorly, Executive Officers will be paid below the market median. If, however, over the business cycle, Nucor’s performance is outstanding, Executive Officers will be paid above the market median. This is consistent with Nucor’s overall compensation philosophy where all of its employees have the opportunity to earn more than the workers of other steel industry companies.

Nucor takes an egalitarian approach to providing benefits to its employees. In fact, certain benefits, such as Nucor’s Profit Sharing, Scholarship Program, Employee Stock Purchase Plan, Extraordinary Bonus and Service Awards Program, are not available to Executive Officers, and Executive Officers do not receive supplemental executive perquisites, such as company cars, country club memberships or personal use of corporate aircraft.

Nucor believes that the compensation provided to Executive Officers should be commensurate and aligned with the performance of Nucor and the creation of long-term stockholder value. The key principles guiding Executive Officer compensation are to (1) reward Executive Officers for superior performance, (2) provide team-based incentives that reward overall Company performance, and (3) pay guaranteed compensation (meaning those elements of pay, such as base salary and benefits, that are not dependent on performance) that is below the median for similar size industrial and materials companies.

The objectives of the compensation plans for Executive Officers are to:

•	Retain the services of Executive Officers.

•	Motivate Executive Officers to advance the interests of Nucor and build stockholder value.

•	Reward Executive Officers for their contributions to the success of Nucor and to the stockholder value they help create.

•	Measure the success of Nucor through Return on Equity (“ROE”), Return on Average Invested Capital (“ROAIC”) and revenue performance.

•	Reward Executive Officers as a team based on overall Nucor performance.

Executive Officer compensation at Nucor is highly leveraged, meaning that a significant portion of it is variable because the compensation is earned under incentive plans that are based on the performance of Nucor and the value delivered to its stockholders. Nucor and the Committee believe that variable compensation plays an important role in Nucor’s financial performance. The incentive plans are designed to function in a cyclical environment by measuring performance relative to two performance comparator groups: the Steel Comparator Group and the General Industry Comparator Group. The companies included in these comparator groups are reviewed annually by the Committee. The incentive plans are designed to pay well when performance is high and not pay any incentive if performance is poor.

The performance comparator groups are used to benchmark financial performance for incentive plan purposes. They are not used to benchmark compensation.

Base salaries are set below the median of data for similar size industrial and materials companies. Accordingly, the Committee recognizes the risk that Executive Officers may earn below median levels of compensation when Nucor performance is below its peers, even if an Executive Officer’s individual performance may be superior. This practice has resulted, and may in the future result, in Executive Officers earning less than their counterparts in steel company peers and other similar size industrial and materials companies.

The compensation Executive Officers may earn under Nucor’s incentive plans includes stock-based awards, a portion of which must be held until retirement. The Committee believes the requirement to hold a portion of the stock-based awards until retirement has been successful in meeting Nucor’s objectives of retention and succession planning, and strengthens the alignment of the interests of the Executive Officers with those of our stockholders. All Executive Officers have been with Nucor for more than 20 years.

Executive Officers have significant exposure to Nucor’s stock price through direct stock ownership, their target long-term incentive plan awards and the requirement that Executive Officers hold performance-based restricted stock unit awards until retirement. The Committee believes aligning the long-term interests of Executive Officers with the long-term interests of Nucor’s stockholders in a material way promotes superior long-term performance. It also means that if Nucor’s stock price declines then Executive Officers’ Nucor stock, options, long-term incentive plan awards and restricted stock units all decline in value.

Incentive Opportunity Levels and Mix of Components of Compensation.    When the current annual and long-term incentive plans were developed and approved by Nucor’s stockholders in 2003, 2008 and 2013 and when the Nucor Corporation 2014 Omnibus Incentive Compensation Plan was developed and approved by stockholders in 2014, the Committee established the incentive opportunity levels and mix of compensation components based on a sensitivity analysis that assumed some years of lower performance where no payouts would be earned and some years where maximum payouts would be achieved. This variability was intended to reflect fluctuations in economic activity. The Committee intended that through a multi-year business cycle, total compensation for Executive Officers would be near the median of Nucor’s steel company peers and other similar size industrial and materials companies. The Committee periodically reviews actual performance and compares such performance to the parameters identified when the plans were originally established to ensure actual results over time are appropriate.

The Committee annually reviews the performance comparator groups to ensure that the comparator companies meet the plans’ requirements and the criteria the Committee has established for inclusion in the comparator groups. In addition, the Committee annually considers adjustment to base salaries (which impact incentive plan opportunities) and sets the threshold level of ROE performance under the annual incentive plan.

The Committee has the right to exercise discretion to reduce an incentive plan payout to ensure that payouts from any incentive plan produce their desired result. The Committee may not exercise discretion to increase a payout. For fiscal 2015, the Committee reviewed the payouts and determined that the incentive plan payouts were appropriate and, therefore, did not reduce the incentive plan payouts.

The Committee periodically reviews the annual and long-term incentive plans to ensure that the mix of base salary and annual and long-term incentives, and the incentive opportunities at target and maximum are appropriate to accomplish the goal of paying near the median total compensation of survey data for Nucor’s steel company peers and other industrial and materials companies of similar size over a multi-year business cycle.

The Committee engaged Pearl Meyer in 2015 to perform a benchmarking comparison of Nucor’s compensation to that of the 28 companies listed on page 23. The Committee reviewed how Nucor’s compensation compared to the compensation peer group at various levels of performance (threshold and below, target and maximum). See a discussion of this benchmarking in the “Compensation Benchmarking” section on page 23. Consistent with Nucor’s compensation philosophy, Executive Officers can earn an above median level of compensation when Nucor’s performance is outstanding. If Nucor’s performance is near target levels of performance (defined as the midpoint of the incentive program performance range), Executive Officers will receive below median levels of compensation.

In 2013, Nucor’s stockholders approved the senior officers annual and long-term incentive plans. These plans were similar to those approved by stockholders in 2003 and 2008. In 2014, Nucor’s stockholders approved the Nucor Corporation 2014 Omnibus Incentive Compensation Plan. The plans provide the Committee flexibility in adjusting the performance measures and the range of performance for which an incentive will be paid. For 2015, performance measures were the same as in past years. No plan design changes were made in 2015.

Say on Pay and Feedback from Stockholders.    In 2014, Nucor submitted its executive compensation program to an advisory vote of its stockholders and received the support of approximately 97% of the total votes cast at Nucor’s annual stockholders meeting. The Committee pays careful attention to any feedback it receives from stockholders about the executive compensation program, including the say on pay vote. While there was not a vote on executive compensation in 2015, the Committee considered the strong stockholder endorsement in 2014 of the Committee’s decisions and policies and Nucor’s overall executive compensation program in continuing the pay-for-performance program that is currently in place. The next advisory vote on executive compensation will take place in 2017. In 2011, the stockholders also voted, on an advisory basis, to hold an advisory vote to approve executive compensation every three years. Based on the voting results, the Board of Directors adopted a policy that Nucor will include an advisory stockholder vote on executive compensation in its proxy materials on a triennial basis until the next required advisory vote on the frequency of stockholder votes on executive compensation, which will also take place in 2017.

Stock Ownership Guidelines.    Executive Officers have an opportunity to earn a significant number of Nucor shares. The Committee believes that requiring Executive Officers to hold a significant number of shares aligns their interests with stockholders and has therefore adopted stock ownership guidelines for Nucor’s Executive Officers. In 2015, the Committee compared Nucor’s guidelines to those of Nucor’s steel company peers, other industrial and materials companies of similar size and published surveys and found that Nucor’s stock ownership guideline levels are much higher than other companies. The Committee considers executive stock ownership a key to the Nucor culture. As discussed below, some performance based equity earned by management must be held until retirement; however, the Committee also understands the need to balance a share ownership requirement with executives’ individual needs as they near retirement. Therefore the Committee lowered the stock ownership guidelines as follows:

Chief Executive Officer	From 180,000 shares to 150,000 shares
Chief Financial Officer	From 100,000 shares to 50,000 shares
Executive Vice Presidents	From 90,000 shares to 50,000 shares

After reduction, the above guidelines remain higher than the median guidelines for Nucor’s steel company peers and other industrial and materials companies of similar size.

Under the guidelines, Executive Officers have five years to achieve ownership of the guideline number of shares. On an annual basis, the Committee monitors each Executive Officer’s compliance with the ownership guideline or, if applicable, the Executive Officer’s progress in achieving ownership of the guideline number of shares. If the Committee determines an Executive Officer is not in compliance or has not made sufficient progress toward achieving the ownership guideline, the Committee has the discretion to take action or adjust incentive award payments to concentrate payouts more heavily in Nucor common stock. All Executive Officers were in compliance with the stock ownership guidelines as of December 31, 2015.

No Hedging or Short Selling.    Nucor maintains policies that apply to all officers, certain designated employees and the members of the Board that prohibit hedging or short selling (profiting if the market price of the securities decreases) of Nucor securities.

Internal Revenue Code Section 162(m).    Internal Revenue Code Section 162(m) limits the amount of compensation paid to certain Executive Officers that may be deducted by Nucor for federal income tax purposes in any fiscal year to $1,000,000. “Performance-based” compensation that has been approved by Nucor’s stockholders is not subject to the $1,000,000 deduction limit. Nucor’s incentive plans have all been approved by Nucor’s stockholders, and awards under those plans, other than certain time-vesting restricted stock units, should constitute “performance-based” compensation that is not subject to the Section 162(m) deduction limit. The Committee has not adopted a formal policy that all compensation paid to Executive Officers must be deductible.

Determination of 2015 Compensation

In making its determinations with respect to executive compensation for fiscal 2015, the Committee was supported by Donovan E. Marks, Nucor’s General Manager of Human Resources, and A. Rae Eagle, Nucor’s General Manager and Corporate Secretary. In addition, the Committee engaged the services of Pearl Meyer to serve as its independent compensation consultant and, in such capacity, to assist the Committee’s review and determination of the compensation package of the Chief Executive Officer and other Executive Officers. Pearl Meyer also was retained to assist the Committee with additional projects, including benchmarking Executive Officer compensation, reviewing and developing alternatives for the comparator groups, monitoring trends in executive and non-employee director compensation, and assisting in the preparation of this CD&A.

The Committee retained Pearl Meyer directly although, in carrying out its assignments, Pearl Meyer also interacted with Nucor management when necessary and appropriate. Specifically, the General Manager of Human Resources and the Corporate Secretary interacted with Pearl Meyer to provide compensation and performance data for Executive Officers and Nucor. In addition, Pearl Meyer may, in its discretion, seek input and feedback from the Chief Executive Officer and the Chief Financial Officer regarding its work product prior to presenting such work product to the Committee to confirm the work product’s alignment with Nucor’s business strategy, determine what additional data needed to be gathered, or identify other issues, if any.

The Committee frequently requested Mr. Ferriola, as Chief Executive Officer, to be present at Committee meetings where executive compensation and Company performance were discussed and evaluated. Mr. Ferriola was free to provide insight, suggestions or recommendations regarding executive compensation during these meetings or at other times; however, only independent Committee members were allowed to vote on decisions made regarding executive compensation.

The Committee met separately with the Chief Executive Officer to discuss his compensation, but the Committee made decisions regarding Mr. Ferriola’s compensation in executive session, based solely upon the Committee’s deliberations. The Committee’s decisions regarding the compensation of other Executive Officers were made after considering recommendations from the Chief Executive Officer.

Compensation Benchmarking

Nucor periodically benchmarks Executive Officer compensation to ensure that the compensation opportunities are reasonable. Nucor does not set compensation according to benchmark data. The Committee’s only formal relationship with benchmark data is to set base salaries below the median.

In 2015, the Committee had Pearl Meyer benchmark Executive Officers’ compensation. In addition to benchmarking Executive Officer compensation at target and actual levels of pay, the Committee completed an exercise to understand how the compensation of Executive Officers compared to compensation of the peer group at various levels of performance. Nucor’s compensation philosophy is to pay below market when performance is below peers and to pay above market when performance is outstanding. In order to ensure the compensation programs achieve this desired result, the Committee had Pearl Meyer benchmark Nucor’s compensation against the 28 companies listed below at different levels of potential performance (below threshold, target and maximum).

3M Company	Freeport-McMoRan Copper & Gold Inc.	Northrop Grumman Corporation
Air Products and Chemicals, Inc.	General Dynamics Corporation	Paccar Inc.
Alcoa Inc.	Honeywell International Inc.	Parker-Hannifin Corporation
Caterpillar Inc.	Huntsman Corporation	PPG Industries, Inc.
Cummins Inc.	Illinois Tool Works Inc.	Praxair, Inc.
Danaher Corporation	Ingersoll-Rand plc	Raytheon Company
Deere & Company	International Paper Company	Textron Corporation
E.I. du Pont de Nemours and Company	L-3 Communications	Tyco International Ltd.
Eaton Corporation	Monsanto Company	United States Steel Corporation
Emerson Electric Co.

Some of the above 28 companies are included in the Steel Comparator Group or the General Industry Comparator Group used in the incentive plans as described below. However, the 28 companies listed above were chosen based on size and industry while the companies used in the incentive plans are all steel companies in the case of the Steel Comparator Group or met the criteria discussed below in the case of the General Industry Comparator Group. The Committee does not benchmark compensation levels and practices against the companies in the Steel Comparator Group because most of them are substantially smaller than Nucor. The Committee does not benchmark compensation to the General Industry Comparator Group because compensation data from these companies may result in above median benchmark data due to their higher than median performance.

Incentive Plan Performance Comparator Groups

The Committee believes that performance should be measured both in absolute terms (meaning based on achieving or exceeding performance measures established by the Committee) and relative to other companies. Two performance comparator groups are used to measure relative performance, the Steel Comparator Group and the General Industry Comparator Group reflected below. These comparator groups are used in the annual and long-term incentive plans as discussed below. The Committee designates the members of each performance comparator group at the beginning of each performance period. Since some of the performance periods are as long as three years, it is possible that the performance comparator group used for one performance period may differ from the group used in a different performance period.

The performance comparator groups for performance periods that began in 2015 are comprised of the following companies:

Steel Comparator Group	General Industry Comparator Group
AK Steel Holding Corporation	3M Company
Commercial Metals Company	Alcoa Inc.
Steel Dynamics, Inc.	Caterpillar Inc.
United States Steel Corporation	Cummins Inc.
Worthington Industries, Inc.	The Dow Chemical Company
General Dynamics Corporation
Illinois Tool Works Inc.
Johnson Controls, Inc.
Parker-Hannifin Corporation
United Technologies Corporation

The Committee has used the following criteria for selecting the companies in the performance comparator groups:

•	The Steel Comparator Group must be a group of not less than five steel industry competitors.

•	The General Industry Comparator Group must be a group of not less than ten companies in capital intensive industries.

•	Steel competitors are defined as steel companies with product offerings similar to Nucor’s.

•	Companies included in the General Industry Comparator Group are well respected capital intensive companies that have performed well over a long time period.

The Committee reviews the performance comparator groups annually. Companies may be added or dropped from the performance comparator groups based on product mix (in the case of the Steel Comparator Group) or business changes, performance or product mix (in the case of the General Industry Comparator Group).

The Committee does not use the performance comparator groups for purposes of benchmarking compensation.

Components of Compensation for 2015

Nucor provides four compensation components to Executive Officers:

•	Base salary

•	Annual incentives

•	Long-term incentives

•	Benefits

As described above, these components provide a balanced mix of guaranteed compensation and variable, at-risk compensation with an emphasis on annual and long-term incentives. By providing this balanced compensation portfolio, the Committee provides Executive Officers a reasonable measure of security regarding the minimum level of compensation they are eligible to receive, while motivating them to focus on the business measures that will produce a high level of performance for Nucor.

Decisions with regard to the actual amount or value of compensation granted to each Executive Officer are based on actual Nucor performance. Individual performance is not taken into account.

Base Salary

The Committee’s goal is to set Executive Officers’ base salaries below the median base salary level for comparable positions at industrial and materials companies. The Committee sets base salaries below the median because of the Committee’s desire to orient the Executive Officers’ total pay significantly towards at-risk incentive compensation. Base salaries for 2015 were as follows:

		2015	2014
Executive Officer	Principal Position	Salary	Salary	Increase	Increase %
John J. Ferriola	Chairman, Chief Executive Officer and President	$1,200,000	$950,000	$250,000	26.3%
James D. Frias	Executive Vice President, Treasurer and Chief Financial Officer	467,000	426,500	40,500	9.5%
James R. Darsey	Executive Vice President	432,400	400,400	32,000	8.0%
Ladd R. Hall	Executive Vice President	454,000	442,900	11,100	2.5%
R. Joseph Stratman	Executive Vice President	454,000	442,900	11,100	2.5%

Mr. Ferriola’s salary adjustment reflected his salary being materially below the 25th percentile of the benchmark data. After adjustment, Mr. Ferriola’s 2015 base salary was below the median of the benchmark data. Mr. Frias’ salary adjustment also reflected his salary being materially below the 25th percentile of the benchmark data. After the adjustment, Mr. Frias’ salary remained below the 25th percentile. However, as discussed below, Mr. Frias also received an increase in his performance based restricted stock units in order to increase his total compensation at target to near the median. Mr. Darsey’s salary adjustment was intended to bring him closer to other Executive Vice Presidents. The salary adjustments for Messrs. Hall and Stratman were consistent with the range of salary adjustments for other Nucor executives.

Annual Incentives

The Annual Incentive Plan (“AIP”) provides Executive Officers an opportunity to receive annual cash incentive awards based on Nucor’s annual performance. The incentive opportunity, expressed as a percentage of base salary, is the same for all Executive Officers.

An Executive Officer may earn an incentive award under the AIP for each fiscal year of up to a maximum of 300% of the Executive Officer’s base salary, as follows:

•

Seventy-five percent (75%) of the maximum incentive award or 225% of base salary (75% of 300% = 225%) is earned based on Nucor’s ROE. For 2015, the Committee set the threshold at 3% ROE and the maximum at 20% ROE. The threshold and maximum performance requirements are the same as 2014. If Nucor achieves the threshold ROE, the Executive Officer will earn an incentive award equal to 20% of his base salary. If Nucor’s ROE for the fiscal year is 20% or higher, the Executive Officer will earn an incentive award equal to the maximum 225% of his base salary. A prorated incentive award is earned for ROE between 3% and 20%.

•

The remaining 25% of the maximum annual award available under the AIP or up to 75% of the Executive Officer’s base salary (25% of 300% = 75%) is earned based on the change in Nucor’s net sales compared to the change in net sales of members of the Steel Industry Comparator Group (identified above) as follows:

Steel Comparator Group Rank (1)	Percentage of Performance Award Opportunity	Performance Award Payment (% of Base Salary)
1	100%	75%
2	80%	60%
3	60%	45%
4	40%	30%
5	20%	15%
6	0%	0%

(1)	The table represents potential AIP awards for 2015 net sales performance. Net sales performance is defined as the change in net sales from one year to the next and may be zero or negative. This portion of the incentive is intended to reward performance against other steel companies, not absolute growth. The comparator group for future years may include more or less comparator companies. The potential awards are adjusted to reflect the number of comparator companies in the group.

Executive Officers may elect to defer up to one-half of their AIP award into Nucor common stock units. The AIP provides an incentive for Executive Officers to defer their AIP awards by providing a grant of additional Nucor common stock units equal to 25% of the number of common stock units deferred. An Executive Officer is always vested in the common stock units attributable to the deferred award. The deferral incentive units become vested upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor. The vested common stock units are distributed to the Executive Officer in the form of Nucor common stock following the Executive Officer’s retirement or other termination of employment. Dividend equivalents are paid on deferred incentive units in cash within 30 days of when stockholders are paid.

Two Executive Officers, Mr. Frias and Mr. Hall, participate in this deferral program.

2015 Performance

Based on Nucor’s ROE of 4.7% and being ranked fifth within the Steel Comparator Group for the change in net sales for 2015, Executive Officers earned an award of 39.97% of base salary for the ROE performance measure and an award of 15% of base salary for the change in net sales performance measure for total incentive compensation under the AIP equal to 54.97% of base salary.

Long-Term Incentives

Long-term incentives are used to balance the short-term focus of the AIP by rewarding performance over multi-year periods and growth in long-term stockholder value. Executive Officers receive long-term incentives in the following forms:

•	Cash and restricted stock through a three-year performance-based Long-Term Incentive Plan (the “LTIP”);

•	Restricted Stock Units (“RSUs”) that vest over time;

•	RSUs that may be granted if certain levels of ROE are achieved; and

•	Stock options.

The Committee believes that half of the three-year LTIP awards should be earned relative to performance as compared to the Steel Comparator Group and half earned relative to performance as compared to the General Industry Comparator Group. The Committee believes that this plan design provides an incentive to perform better than steel industry competitors, as well as other capital intensive companies. The Committee also believes it is appropriate to provide a level of retention through time vesting RSUs, alignment with stockholders through stock options, and an opportunity to earn more RSUs, based on performance, that become vested at retirement.

The Long-Term Incentive Plan

Executive Officers earn incentive compensation under the LTIP based on Nucor’s performance during the LTIP’s performance periods. The performance periods commence every January 1 and last for three years.

The target award under the LTIP for each performance period is a number of shares of Nucor common stock. The target number of shares is determined by dividing 85% of each Executive Officer’s annual base salary rate as of the beginning of the performance period by the closing price of Nucor common stock on the day immediately preceding the first day of the performance period. The targets for the performance period ended December 31, 2015 were as follows:

Executive Officer	Base Salary Rate at the Beginning of the Performance Period	85% of Base Salary	Nucor Stock Price 12/31/12	Target Award Number of Shares
John J. Ferriola	$900,000	$765,000	$43.16	17,724
James D. Frias	410,100	348,585	43.16	8,076
James R. Darsey	385,000	327,250	43.16	7,582
Ladd R. Hall	434,250	369,113	43.16	8,552
R. Joseph Stratman	434,250	369,113	43.16	8,552

The maximum award that an Executive Officer may earn under the LTIP is equal to 200% of the target number of shares.

Fifty percent (50%) of the LTIP award is based on Nucor’s ROAIC for the performance period relative to the Steel Comparator Group based on the table below. The remaining 50% of the award is based on Nucor’s ROAIC for the performance period relative to the General Industry Comparator Group based on the table below.

A maximum award of 200% may be earned if Nucor ranks first relative to the Steel Comparator Group (which earns 100% of target) and ranks first or second relative to the General Industry Comparator Group (which earns an additional 100% of target).

Steel Comparator Group (1)		General Industry Comparator Group (1)
Rank	Award as a % of Target	Rank	Award as a % of Target
1	100%	1 or 2	100%
2	80%	3 or 4	80%
3	60%	5 or 6	60%
4	40%	7 or 8	40%
5	20%	9	20%
6	0%	10 or 11	0%

(1)	These tables represent the potential awards based on the LTIP performance period that began January 1, 2015. The comparator group for other performance periods may include more or less comparator companies. The potential awards are adjusted to reflect the number of comparator companies in the group.

One-half of each LTIP award is paid in cash and the remainder is paid in restricted stock. Restricted stock vests one-third on each of the first three anniversaries of the award date, or upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor.

An Executive Officer may defer delivery of the restricted stock portion of an LTIP award until the Executive Officer’s retirement or other termination of employment. Nucor does not provide an incentive for the deferral of LTIP restricted stock awards. Dividend equivalents are paid in cash on deferred restricted stock awards within 30 days of when stockholders are paid.

2015 Performance

Nucor’s ROAIC of 13.20% for the LTIP performance period that began January 1, 2013 and ended December 31, 2015 was ranked second relative to members of the Steel Comparator Group (2nd out of 6) and ranked tenth relative to the General Industry Comparator Group (10th out of 11).

These rankings resulted in the following performance award as a percentage of targets:

Performance Measure	Percentage Calculated	Ranking	Performance Award as a % of Target Number of Shares
ROAIC - Steel Comparator Group	13.20%	2	80%
ROAIC - General Industry Comparator Group	13.20%	10	0%

			80%

The resulting payouts were as follows:

Executive Officer	Target Award Number of Shares	Performance Award as a % of Target	Shares Earned
John J. Ferriola	17,724	80%	14,179
James D. Frias	8,076	80%	6,461
James R. Darsey	7,582	80%	6,065
Ladd R. Hall	8,552	80%	6,841
R. Joseph Stratman	8,552	80%	6,841

Nucor paid one-half of the LTIP award in cash and the other half in the form of restricted shares of Nucor’s common stock in March 2016.

Restricted Stock Units

The Committee believes that RSUs align Executive Officers’ interests with those of stockholders and provide significant retentive characteristics. Each June 1, a base amount of RSUs is granted to each Executive Officer. One-third of the base amount of RSUs become vested on each of the first three anniversaries of the June 1 award date, upon the Executive Officer’s retirement (defined below), or upon death or disability while employed by Nucor.

Additional RSUs (“Performance RSUs”) are granted contingent on Nucor’s ROE for the prior fiscal year. Performance RSUs vest upon the Executive Officer’s retirement, death or disability while employed by Nucor. Performance RSUs must be held as long as the participant is employed by Nucor. Performance RSUs are forfeited if the Executive Officer leaves employment other than due to retirement, death or disability. The threshold ROE required for a grant of Performance RSUs is 5%. The maximum number of Performance RSUs is granted for ROE of 20% or more.

The total number of RSUs granted is determined for each Executive Officer position by dividing the dollar amount shown below (prorated for ROE between any of the levels shown below) by the closing price of Nucor’s common stock on the annual June 1 grant date.

The size of base grants is determined based on the Executive Officer’s position on the grant date. The size of Performance RSU grants is determined based on the Executive Officer’s position as of May 31 of the performance year (2014 in the present case). The following schedule was effective for grants on June 1, 2015:

Position	Base Amount of RSUs Granted Market Value	Performance RSUs Market Value (Based on Prior Fiscal Year ROE)
		5% ROE	10% ROE	12.5% ROE	15% ROE	20% ROE
Chairman, Chief Executive Officer and President	$1,000,000	$750,000	$1,100,000	$1,500,000	$2,250,000	$4,600,000
Chief Financial Officer	300,000	450,000	625,000	750,000	1,530,000	2,220,000
Executive Vice Presidents	300,000	325,000	450,000	540,000	1,100,000	1,600,000

Prior to 2015, the CFO’s schedule was the same as Executive Vice Presidents. In 2015, the CFO’s Performance RSU opportunity was increased to bring the CFO’s total target compensation closer to the market median across all levels of performance. After the increase to the above schedule and the larger increase in salary previously discussed, the CFO’s compensation opportunity across all levels of performance are closer to, but below, the market median.

Retirement for purposes of the RSUs is defined as Committee-approved retirement upon termination of employment and completion of the following age and service requirements:

Age	65	64	63	62	61	60	59	58	57	56	55
Years of Service	-0-	2	4	6	8	10	12	14	16	18	20

2015 Performance

On June 1, 2015, as a result of 2014 ROE of 9.3%, Executive Officers received the following value of base and Performance RSUs:

	Market Value of RSUs Granted
Executive Officer	Base RSUs	Performance RSUs	Total (1)
John J. Ferriola	$999,961	$1,050,978	$2,050,939
James D. Frias	299,960	600,490	900,450
James R. Darsey	299,960	432,498	732,458
Ladd R. Hall	299,960	432,498	732,458
R. Joseph Stratman	299,960	432,498	732,458

(1)	The actual number of RSUs granted is rounded down to the nearest full share.

Stock Options

On June 1, 2015, the Committee granted options to each Executive Officer in the amounts shown in the table below with the following grant values:

Position	Grant Date Value of Options Granted (1)
Chairman, Chief Executive Officer and President	$4,000,000
Chief Financial Officer and Executive Vice Presidents	600,000

(1)	The actual number of stock options granted is rounded down to the nearest full option.

The options vest on the third anniversary of their grant or upon the Executive Officer’s death, disability or retirement (same as RSUs above) and have a ten-year term.

Benefits

Executive Officer benefits are limited to benefits provided to all other full-time employees on the same basis and at the same cost as all other full-time employees. Nucor does not provide any tax gross ups. Certain benefits such as Nucor’s Profit Sharing, Scholarship Program, Employee Stock Purchase Plan, Extraordinary Bonus and Service Awards Program are not available to Nucor’s Executive Officers.

Post Termination Compensation

The Committee believes that Executive Officers should be provided a reasonable severance benefit in the event an executive is terminated. Severance benefits for Executive Officers reflect the fact that it may be difficult to find comparable employment within a reasonable period of time. The Committee periodically reviews total compensation, including these post termination compensation benefits to ensure that such amounts remain reasonable.

Non-Compete and Non-Solicitation Agreements

Nucor has entered into a non-compete and non-solicitation agreement with each Executive Officer. Pursuant to these agreements, the Executive Officers have agreed not to compete with Nucor during the 24-month period following their termination of employment with Nucor for any reason in exchange for monthly cash payments from Nucor during the non-competition period. The agreements with the Executive Officers also restrict the disclosure of confidential information and prohibit the Executive Officers from encouraging Nucor customers to purchase steel or steel products from any Nucor competitor or encouraging any Nucor employee to terminate his or her employment with Nucor. Each agreement further provides that any inventions, designs or other ideas conceived by the Executive Officers during their employment with Nucor will be assigned to Nucor. Since Nucor began entering into the non-compete and non-solicitation agreements with its executive officers in 1999, no executive officer has left Nucor other than to retire.

The amount of each monthly cash payment during the 24-month non-competition period will be equal to the product of 3.36 times the Executive Officer’s highest annual base salary during the twelve months immediately preceding the termination of his employment, divided by twelve. If an Executive Officer who is receiving monthly installment payments dies within twelve months of his date of termination of employment, Nucor will continue to pay his estate the monthly payments only through the end of the first twelve months following termination of his employment. Nucor’s obligation to make the monthly installment payments to an Executive Officer terminates if the Executive Officer dies twelve or more months following termination of his employment.

Severance Benefits

Executive Officers are entitled to receive severance payments following termination of employment or their resignation, death or retirement under the Nucor Corporation Severance Plan for Senior Officers and General Managers. The amount of severance payments to be received by a particular Executive Officer or, in the case of his death while employed by Nucor, his estate, will depend upon his age at the time of his termination, resignation, retirement or death and his length of service with Nucor. If the Executive Officer is younger than age 55, the Executive Officer, or his estate, will be entitled to receive a severance payment equal to the greater of (i) one month of his base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary or (ii) the value of the total number of his unvested shares of Nucor common stock (including deferred shares) granted under the LTIP. If the Executive Officer is age 55 or older, the Executive Officer, or his estate, will be entitled to receive a severance payment equal to one month of base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary.

Change in Control Benefits

Nucor provides Executive Officers the following benefits in the event of a change in control of Nucor. The benefits do not result in Executive Officers receiving severance benefits in excess of three times their annual compensation or provide an excise tax gross up for any payments that would be considered excess parachute payments under Section 280G of the Internal Revenue Code.

•

Severance – If terminated within 24 months of a change in control, Executive Officers participating in Nucor’s severance plan would receive a severance payment equal to a base amount multiplied by 3 in the case of the Chief Executive Officer, 2.5 in the case of the Chief Financial Officer, and 2 in the case of any other Executive Vice President. The base amount is the sum of the executive’s base salary plus the greater of target or the three-year average actual award under the AIP, plus the greater of target or the most recent award under the LTIP. The target awards under the AIP and the LTIP are equal to 50% of each plan’s maximum award payout. In addition, Executive Officers participating in Nucor’s severance plan would receive 36 months of medical, dental and life insurance continuation for the Chief Executive Officer, 30 months for the Chief Financial Officer and 24 months for all others.

•

Annual Incentive Plan – For the year in which a change in control occurs, the AIP award will be no less than an award equal to the greater of actual performance through the change in control or target performance, in each case prorated through the date of the executive’s termination of employment.

•

Long-Term Incentive Plan – The LTIP performance periods in progress on the date of the change in control will be terminated and awards will be paid based on a prorated basis through the date of the change in control in an amount equal to the greater of actual or target performance.

•	Acceleration of Unvested Equity – All unvested equity awards under the AIP and the LTIP, including deferred shares, and all outstanding unvested options and RSUs, will vest upon a change in control.

•

Restricted Stock Units – If terminated within 24 months of a change in control, Executive Officers would receive a payment equal to the sum of the value of the RSUs that would have been granted in the year of termination based on the prior year’s performance (if not granted prior to the date of termination) and the value of the RSUs that would normally be granted the following year for performance during the year of the Executive Officer’s termination.

•

Excess Parachute Payments – If any payments or benefits would be considered excess parachute payments under Section 280G of the Internal Revenue Code, the payments or benefits would be reduced to the Section 280G safe harbor amount if the reduction results in a larger net benefit to the Executive Officer. Executive Officers are responsible for taxes on all payments. No gross ups are provided.

Post-Termination Payments Summary

The following is a summary of the severance and non-compete payments that would have been payable to the Executive Officers if their employment had terminated on December 31, 2015. All Executive Officers were retirement-eligible as of December 31, 2015.

Name of Executive Officer	Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Disability	Death	Change In Control
John J. Ferriola	Non-compete – cash	$8,064,000	$8,064,000	$8,064,000	$8,064,000	$8,064,000	$—	$8,064,000
	Severance – cash	2,486,944	2,486,944	2,486,944	—	2,486,944	2,486,944	12,060,000
	Vesting of restricted stock	—	5,271,280	—	—	5,271,280	5,271,280	5,271,280
	Vesting of stock options	—	—	—	—	—	—	—
	Restricted stock units – cash	—	—	—	—	—	—	1,000,000
	Pro-rata LTIP	—	—	—	—	—	—	274,309
	Benefits and perquisites	—	—	—	—	—	—	30,791

	Total	$10,550,944	$15,822,224	$10,550,944	$8,064,000	$15,822,224	$7,758,224	$26,700,380

James D. Frias	Non-compete – cash	$3,138,240	$3,138,240	$3,138,240	$3,138,240	$3,138,240	$—	$3,138,240
	Severance – cash	951,729	951,729	951,729	—	951,729	951,729	3,911,125
	Vesting of restricted stock	—	2,869,803	—	—	2,869,803	2,869,803	2,869,803
	Vesting of stock options	—	—	—	—	—	—	—
	Restricted stock units – cash	—	—	—	—	—	—	300,000
	Pro-rata LTIP	—	—	—	—	—	—	116,480
	Benefits and perquisites	—	—	—	—	—	—	36,708

	Total	$4,089,969	$6,959,772	$4,089,969	$3,138,240	$6,959,772	$3,821,532	$10,372,356

James R. Darsey	Non-compete – cash	$2,905,728	$2,905,728	$2,905,728	$2,905,728	$2,905,728	$—	$2,905,728
	Severance – cash	1,327,728	1,327,728	1,327,728	—	1,327,728	1,327,728	2,897,080
	Vesting of restricted stock	—	2,727,544	—	—	2,727,544	2,727,544	2,727,544
	Vesting of stock options	—	—	—	—	—	—	—
	Restricted stock units – cash	—	—	—	—	—	—	300,000
	Pro-rata LTIP	—	—	—	—	—	—	108,783
	Benefits and perquisites	—	—	—	—	—	—	20,527

	Total	$4,233,456	$6,961,000	$4,233,456	$2,905,728	$6,961,000	$4,055,272	$8,959,662

Ladd R. Hall	Non-compete – cash	$3,050,880	$3,050,880	$3,050,880	$3,050,880	$3,050,880	$—	$3,050,880
	Severance – cash	1,307,667	1,307,667	1,307,667	—	1,307,667	1,307,667	3,041,880
	Vesting of restricted stock	—	2,849,895	—	—	2,849,895	2,849,895	2,849,895
	Vesting of stock options	—	—	—	—	—	—	—
	Restricted stock units – cash	—	—	—	—	—	—	300,000
	Pro-rata LTIP	—	—	—	—	—	—	118,066
	Benefits and perquisites	—	—	—	—	—	—	31,651

	Total	$4,358,547	$7,208,442	$4,358,547	$3,050,880	$7,208,442	$4,157,562	$9,392,372

R. Joseph Stratman	Non-compete – cash	$3,050,880	$3,050,880	$3,050,880	$3,050,880	$3,050,880	$—	$3,050,880
	Severance – cash	994,912	994,912	994,912	—	994,912	994,912	3,041,800
	Vesting of restricted stock	—	2,849,895	—	—	2,849,895	2,849,895	2,849,895
	Vesting of stock options	—	—	—	—	—	—	—
	Restricted stock units – cash	—	—	—	—	—	—	300,000
	Pro-rata LTIP	—	—	—	—	—	—	118,066
	Benefits and perquisites	—	—	—	—	—	—	23,542

	Total	$4,045,792	$6,895,687	$4,045,792	$3,050,880	$6,895,687	$3,844,807	$9,384,183

Summary Compensation Table

The table below describes the total compensation paid to our Executive Officers in 2015.

Name and Principal Positions	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
John J. Ferriola	2015	1,200,000	—	3,070,939	4,000,000	659,640	900	8,931,479
Chairman, Chief Executive Officer and President	2014	950,000	—	2,655,444	4,000,000	1,335,320	875	8,941,639
	2013	900,000	—	2,149,439	4,000,000	1,088,730	875	8,139,044

James D. Frias	2015	467,000	—	1,393,666	600,000	179,697	900	2,641,263
Chief Financial Officer, Treasurer and Executive Vice President	2014	426,500	—	1,397,167	600,000	299,744	875	2,724,286
	2013	410,100	—	1,140,078	600,000	396,878	875	2,547,931

James R. Darsey	2015	432,400	—	1,099,998	600,000	237,690	900	2,370,988
Executive Vice President	2014	400,400	—	1,000,302	600,000	562,802	875	2,564,379
	2013	385,000	—	994,722	600,000	465,735	875	2,446,332

Ladd R. Hall	2015	454,000	—	1,274,335	600,000	124,782	900	2,454,017
Executive Vice President	2014	442,900	—	1,425,515	600,000	311,270	875	2,780,560
	2013	434,250	—	1,036,584	600,000	525,312	875	2,597,021

R. Joseph Stratman	2015	454,000	—	1,118,358	600,000	249,564	900	2,422,822
Executive Vice President	2014	442,900	—	1,036,427	600,000	622,540	875	2,702,742
	2013	434,250	—	1,036,584	600,000	525,312	875	2,597,021

(1)	The amounts shown represent the grant date fair value of the shares or options awarded. The 2015 stock awards column includes the following grant date values of the performance-based awards that may be earned under the LTIP for target-level performance during the 2015 – 2017 performance period: Mr. Ferriola, $1,020,000; Mr. Frias, $396,950; Mr. Darsey, $367,540; Mr. Hall, $385,900; and Mr. Stratman, $385,900. The grant date values of the performance-based awards assuming performance at the maximum level over the three-year performance period would have been: Mr. Ferriola, $2,040,000; Mr. Frias, $793,900; Mr. Darsey, $735,080; Mr. Hall, $771,800; and Mr. Stratman, $771,800. Our policy and assumptions made in the valuation of share-based payments are contained in notes 2 and 17 of Item 15 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(2)	The amounts shown represent matching contributions to 401(k) retirement savings plans.

Grants of Plan-Based Awards Table

The table below presents the RSUs and stock options awarded June 1, 2015, the possible payouts under Nucor’s AIP for 2015 and LTIP for the performance periods beginning in 2015.

Name	Grant Date	Committee Approval Date	Award Type		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
					Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)				(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John J. Ferriola	6/1/15	5/13/15	RSP	(1)							43,096			2,050,939	(5)
			AIP	(2)	180,000	1,800,000	3,600,000
	1/1/15	12/2/14	LTIP	(3)				4,159	20,795	41,590				1,019,995	(6)
	6/1/15	5/13/15	OPT	(4)								341,588	$47.59	4,000,000	(7)

James D. Frias	6/1/15	5/13/15	RSP	(1)							18,921			900,450	(5)
			AIP	(2)	70,050	700,500	1,401,000
	3/10/16	12/2/14	AIP	(8)											(9)
	1/1/15	12/2/14	LTIP	(3)				1,619	8,092	16,184				396,913	(6)
	6/1/15	5/13/15	OPT	(4)								51,238	$47.59	600,000	(7)

James R. Darsey	6/1/15	5/13/15	RSP	(1)							15,391			732,458	(5)
			AIP	(2)	64,860	648,600	1,297,200
	1/1/15	12/2/14	LTIP	(3)				1,499	7,493	14,986				367,532	(6)
	6/1/15	5/13/15	OPT	(4)								51,238	$47.59	600,000	(7)

Ladd R. Hall	6/1/15	5/13/15	RSP	(1)							15,391			732,458	(5)
			AIP	(2)	68,100	681,000	1,362,000
	3/10/16	12/2/14	AIP	(8)											(9)
	1/1/15	12/2/14	LTIP	(3)				1,573	7,867	15,734				385,876	(6)
	6/1/15	5/13/15	OPT	(4)								51,238	$47.59	600,000	(7)

R. Joseph Stratman	6/1/15	5/13/15	RSP	(1)							15,391			732,458	(5)
			AIP	(2)	68,100	681,000	1,362,000
	1/1/15	12/2/14	LTIP	(3)				1,573	7,867	15,734				385,876	(6)
	6/1/15	5/13/15	OPT	(4)								51,238	$47.59	600,000	(7)

(1)	Represents restricted stock units awarded June 1, 2015 under the Nucor Corporation 2014 Omnibus Incentive Compensation Plan.

(2)	The Executive Officers were eligible to earn a range of performance-based payments under the AIP for the Company’s performance during 2015. The threshold and maximum amounts shown are equal to 15% and 300%, respectively, of each Executive Officer’s base salary. While the AIP does not have a stated target amount, the Committee uses 150% as the target for its compensation decisions.

(3)	Represents the range of performance-based awards that may be earned under the LTIP for the 2015-2017 performance period. Earned awards, if any, will be paid one-half in cash and the other half in the form of restricted shares of Nucor’s common stock in March 2018. The grant date fair value is calculated by multiplying the fair market value of Nucor stock on the grant date by the target number of shares.

(4)	Represents stock options awarded June 1, 2015 under the Nucor Corporation 2014 Omnibus Incentive Compensation Plan.

(5)	The awards have been valued using the June 1, 2015 closing stock price of Nucor common stock of $47.59.

(6)	The target awards have been valued using the December 31, 2014 closing stock price of Nucor common stock of $49.05.

(7)	The awards have been valued using a Black-Scholes value of $11.71.

(8)	Represents common stock units deferred under the 2015 AIP. The awards were paid in March 2016.

(9)	The awards have been valued using the March 9, 2016 closing stock price of Nucor common stock of $ .

Non-Equity Incentive Plan Awards

Under the AIP, Executive Officers may earn a non-equity incentive award for each fiscal year of up to a total of 300% of the Executive Officer’s base salary. For a description of the AIP, please refer to the “Components of Compensation for 2015 – Annual Incentives” section of the CD&A beginning on page 25. While the AIP has no stated target, for planning purposes including compensation benchmarking, the Committee considers target to be 50% of the maximum.

Equity Incentive Plan Awards

Restricted Stock Units (“RSUs”)

Each year, on or about June 1, participants are granted a threshold or base amount of RSUs. An additional amount of RSUs may be granted based on Nucor’s ROE for the prior year. The base award vests annually over the three-year period following the date of grant or upon retirement. The ROE-based award vests at retirement. The RSUs were granted on June 1, 2015 and are reported in column (i).

Stock Options

The Committee granted the Executive Officers options to purchase shares of Nucor common stock at an exercise price of $47.59. The options become vested and exercisable on June 1, 2018.

Long-Term Incentive Plan (“LTIP”)

The range of potential grants for the performance period January 1, 2015 through December 31, 2017 is reported in columns (f), (g) and (h). The Company pays one-half of the LTIP award in cash and the other half in the form of restricted shares of Nucor’s common stock. The number of shares is determined at the beginning of the performance period. For a description of the LTIP, please refer to the “Components of Compensation for 2015 – Long-Term Incentives” section of the CD&A beginning on page 25.

Actual performance for the LTIP performance period ended December 31, 2014 resulted in cash payments and awards of restricted shares on March 10, 2015 as follows:

	Shares Issued (#)	Cash Paid ($)
John J. Ferriola	3,653	179,224
James D. Frias	2,352	115,373
James R. Darsey	2,319	113,793
Ladd R. Hall	2,577	126,437
R. Joseph Stratman	2,577	126,437

All of the Executive Officers were 55 or older as of March 10, 2015; therefore, the restricted shares vested upon issuance. These shares were granted at the beginning of the performance period, January 1, 2012, and are therefore not reported in the Grants of Plan-Based Awards Table.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the outstanding equity awards for each Executive Officer on December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)
John J. Ferriola	65,061			42.34	5/31/21	130,801	(3)	5,271,280	12,477	(4)	502,823
	87,719			35.76	5/31/22				9,076	(5)	365,763

	152,780

		266,134	(2)	44.51	5/31/23
		228,832	(6)	50.63	5/31/24
		341,588	(7)	47.59	5/31/25

		836,554

James D. Frias	39,037			42.34	5/31/21	71,211	(8)	2,869,803	4,855	(4)	195,657
	52,631			35.76	5/31/22				4,074	(5)	164,182

	91,668

		39,920	(2)	44.51	5/31/23
		34,324	(6)	50.63	5/31/24
		51,238	(7)	47.59	5/31/25

		125,482

James R. Darsey	39,037			42.34	5/31/21	67,681	(9)	2,727,544	4,495	(4)	181,149
	52,631			35.76	5/31/22				3,825	(5)	154,148

	91,668

		39,920	(2)	44.51	5/31/23
		34,324	(6)	50.63	5/31/24
		51,238	(7)	47.59	5/31/25

		125,482

Ladd R. Hall	39,037			42.34	5/31/21	70,717	(10)	2,849,895	4,720	(4)	190,216
	52,631			35.76	5/31/22				4,231	(5)	170,509

	91,668

		39,920	(2)	44.51	5/31/23
		34,324	(6)	50.63	5/31/24
		51,238	(7)	47.59	5/31/25

		125,482

R. Joseph Stratman	39,037			42.34	5/31/21	70,717	(11)	2,849,895	4,720	(4)	190,216
	52,631			35.76	5/31/22				4,231	(5)	170,509

	91,668

		39,920	(2)	44.51	5/31/23
		34,324	(6)	50.63	5/31/24
		51,238	(7)	47.59	5/31/25

		125,482

(1)	The awards have been valued using the December 31, 2015 closing stock price of Nucor common stock of $40.30.

(2)	Represents stock options vesting on June 1, 2016.

(3)	Represents RSUs vesting as follows: 21,077 units vesting on June 1, 2016; 13,588 units vesting on June 1, 2017; 7,004 units vesting on June 1, 2018; and 89,132 units vesting upon Mr. Ferriola’s retirement as defined in the CD&A with the prior approval of the Committee.

(4)	Represents the expected number of shares that will be earned under the LTIP for the 2015-2017 performance period valued using the December 31, 2015 closing stock price of Nucor common stock of $40.30. The expected number of shares that will be earned has been calculated based on performance through December 31, 2015. One-half of the value of the shares that are earned will be paid in cash and the other half will be paid in the form of restricted shares of Nucor’s common stock after the end of the performance period.

(5)	Represents the expected number of shares that will be earned under the LTIP for the 2014-2016 performance period valued using the December 31, 2015 closing stock price of Nucor common stock of $40.30. The expected number of shares that will be earned has been calculated based on performance through December 31, 2015. One-half of the value of the shares that are earned will be paid in cash and the other half will be paid in the form of restricted shares of Nucor’s common stock after the end of the performance period.

(6)	Represents stock options vesting on June 1, 2017.

(7)	Represents stock options vesting on June 1, 2018.

(8)	Represents RSUs vesting as follows: 6,323 units vesting on June 1, 2016; 4,076 units vesting on June 1, 2017; 2,101 units vesting on June 1, 2018; and 58,711 units vesting upon Mr. Frias’s retirement as defined in the CD&A with the prior approval of the Committee.

(9)	Represents RSUs vesting as follows: 6,323 units vesting on June 1, 2016; 4,076 units vesting on June 1, 2017; 2,101 units vesting on June 1, 2018; and 55,181 units vesting upon Mr. Darsey’s retirement as defined in the CD&A with the prior approval of the Committee.

(10)	Represents RSUs vesting as follows: 6,323 units vesting on June 1, 2016; 4,076 units vesting on June 1, 2017; 2,101 units vesting on June 1, 2018; and 58,217 units vesting upon Mr. Hall’s retirement as defined in the CD&A with the prior approval of the Committee.

(11)	Represents RSUs vesting as follows: 6,323 units vesting on June 1, 2016; 4,076 units vesting on June 1, 2017; 2,101 units vesting on June 1, 2018; and 58,217 units vesting upon Mr. Stratman’s retirement as defined in the CD&A with the prior approval of the Committee.

Options Exercised and Stock Vested Table

No stock options were exercised by Executive Officers in 2015. Stock awards vested in 2015 are comprised of restricted stock granted under the LTIP for the performance period ended December 31, 2014 and RSUs issued in 2012, 2013 and 2014. Under the LTIP, awards vest over a three-year period unless the executive is age 55 or older, dies or becomes disabled. In 2015, all of the Executive Officers were over the age of 55 and became fully vested upon grant in the restricted shares awarded for the three-year performance period ended December 31, 2014.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
John J. Ferriola	—	—	21,454	1,013,934
James D. Frias	—	—	9,371	442,707
James R. Darsey	—	—	9,338	441,154
Ladd R. Hall	—	—	9,596	453,298
R. Joseph Stratman	—	—	9,596	453,298

Nonqualified Deferred Compensation Table

The table below presents information about the amounts deferred by the Executive Officers under the AIP. Executive Officers may elect to defer up to one-half of their AIP award into Nucor common stock units. The AIP provides an incentive for Executive Officers to defer their AIP awards by providing a grant of additional Nucor common stock units equal to 25% of the number of common stock units deferred. An Executive Officer is always vested in the common stock units attributable to the deferred award. The deferral incentive units become vested upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor. The vested common stock units are distributed to the Executive Officer in the form of Nucor common stock following the Executive Officer’s retirement or other termination of employment. Dividend equivalents are paid on deferred incentive units in cash within 30 days of when stockholders are paid.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)		(c)		(d)	(e)	(f)
James D. Frias	299,744	(1)	74,936	(2)	(215,829)	—	1,062,065	(4)
Ladd R. Hall	311,266	(5)	77,816	(6)	(56,809)	—	332,273	(7)

(1)	Represents 6,352 common stock units deferred by Mr. Frias under the 2014 AIP valued using the closing stock price of Nucor common stock of $47.19 on March 9, 2015, the date the units were issued.

(2)	Represents 1,588 additional common stock units granted to Mr. Frias as a 25% match of the units deferred under the 2014 AIP. The units have been valued using the closing stock price of Nucor common stock of $47.19 on March 9, 2015, the date the units were issued.

(3)	Represents the decrease in the value of the units due to the change in Nucor’s common stock price from $49.05 at December 31, 2014 and $47.19 at March 9, 2015 to $40.30 at December 31, 2015.

(4)	Represents 26,354 deferred units valued at the December 31, 2015 closing stock price of Nucor common stock of $40.30. Of the amount shown, $700,801 was reported in the Summary Compensation Tables of Nucor proxy statements for previous years.

(5)	Represents 6,596 common stock units deferred by Mr. Hall under the 2014 AIP valued using the closing stock price of Nucor common stock of $47.19 on March 9, 2015, the date the units were issued.

(6)	Represents 1,649 additional common stock units granted to Mr. Hall as a 25% match of the units deferred under the 2014 AIP. The units have been valued using the closing stock price of Nucor common stock of $47.19 on March 9, 2015, the date the units were issued.

(7)	Represents 8,245 deferred units valued at the December 31, 2015 closing stock price of Nucor common stock of $40.30. Of the amount shown, $389,082 was reported in the Summary Compensation Table of the Nucor proxy statement for the prior year. The amount shown exceeds the amount reported in the Summary Compensation Table by $56,809, which is equal to the decrease in value of the deferred units during 2015.

REPORT OF THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

The Compensation and Executive Development Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

Victoria F. Haynes, Chairman

Harvey B. Gantt

Gregory J. Hayes

Bernard L. Kasriel

Christopher J. Kearney

Laurette T. Koellner

Raymond J. Milchovich

John H. Walker

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding shares of Nucor’s common stock that may be issued under Nucor’s equity compensation plans as of December 31, 2015. There are no equity compensation plans that have not been approved by stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
	(a)		(b)		(c)
Equity compensation plans approved by stockholders (1)	5,615,912	(2)	43.51	(3)	11,324,404	(4)

(1)	Includes the AIP, the LTIP, the 2005 Stock Option and Award Plan (the “2005 Plan”), the 2010 Stock Option and Award Plan (the “2010 Plan”) and the 2014 Omnibus Incentive Compensation Plan (the “2014 Plan”). The 2014 Plan, which replaced and superseded the 2010 Plan, provides that any awards made under the 2010 Plan remain outstanding in accordance with their terms. The 2010 Plan, which replaced and superseded the 2005 Plan, provides that any awards made under the 2005 Plan remain outstanding in accordance with their terms.

(2)	Includes 171,462 deferred stock units awarded and outstanding under the AIP; 292,379 deferred stock units awarded and outstanding under the LTIP; 1,957,100 stock options awarded and outstanding under the 2010 Plan; 1,135,030 stock options awarded and outstanding under the 2014 Plan; 348,914 RSUs awarded and outstanding under the 2005 Plan; 501,134 RSUs awarded and outstanding under the 2010 Plan; and 1,209,893 RSUs awarded and outstanding under the 2014 Plan.

(3)	Weighted average exercise price of awarded and outstanding options; excludes deferred stock units and RSUs.

(4)	Represents 975,047 shares available under the AIP and LTIP, no shares available under the 2005 and 2010 Plans and 10,349,357 shares available under the 2014 Plan.

PROPOSAL 3

APPROVAL OF THE AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO ADOPT A MAJORITY VOTE STANDARD, ELIMINATE CUMULATIVE VOTING AND REMOVE OBSOLETE PROVISIONS

The Board believes that it is in the best interests of Nucor and its stockholders to adopt a majority vote standard for the election of directors, which would require that nominees for director in an uncontested election receive a majority of the votes cast for or against such nominee’s election in order to be elected to the Board. The Board also believes that, to avoid a conflict with a majority vote standard, the right to cumulate votes in elections of directors should be eliminated. Accordingly, the Board has unanimously adopted, and recommends that Nucor’s stockholders adopt, an amendment to Article VII of our Restated Certificate of Incorporation providing for:

•	a majority vote standard for uncontested elections of directions

•	the elimination of cumulative voting in elections of directions

•	the removal of obsolete provisions related to the prior de-classification of the Board and the prohibition on removal of directors without cause.

A copy of Article VII of our Restated Certificate of Incorporation, as modified by the proposed amendment and reflecting such modifications, is attached as Appendix A to this Proxy Statement.

Majority and Cumulative Voting

Under our current plurality vote standard, director nominees receiving the highest number of votes cast are elected, subject to a corporate governance principle adopted by the Board. This corporate governance principle requires any director nominee in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election to promptly tender his or her resignation for consideration by the Governance and Nominating Committee.

The Board believes that the adoption of the proposed majority vote standard for uncontested elections is appropriate at this time. The Board has regularly considered adopting a majority vote standard for uncontested elections of directors in past years but did not primarily due to potential uncertainties, including potential technical and legal uncertainties, and because the cumulative voting rights in our Restated Certificate of Incorporation are incompatible with a majority vote standard. By amending the Restated Certificate of Incorporation to implement the majority vote standard, the vote standard for directors in uncontested elections could not be changed in the future without approval by Nucor’s stockholders while a corporate governance principle could be changed by the Board acting alone.

Our current Restated Certificate of Incorporation entitles stockholders to exercise cumulative voting rights when electing directors. This means that each holder of common stock is entitled to cast a number of votes equal to the number of his or her shares of stock multiplied by the number of directors to be elected. A stockholder may give one candidate all the votes such stockholder is entitled to cast or may distribute such votes among as many candidates as the stockholder chooses.

The Board believes that it is necessary and appropriate to eliminate cumulative voting rights in connection with the implementation of a majority vote standard because cumulative voting rights are incompatible with a majority vote standard. To this point, the American Bar Association Committee on Corporate Laws and commentators have concluded that majority voting should not apply to public companies that allow cumulative voting. In addition, Glass Lewis and Co. stated in its 2016 Proxy Season Guidelines that it would recommend against cumulative voting proposals where a company already has a true majority vote standard due to their incompatibility. If both majority voting and cumulative voting applied in the same election of directors, there would be a higher likelihood that one or more candidates may not receive a majority of votes, potentially causing the Board to have multiple vacancies.

Removal of Obsolete Provisions in our Restated Certificate of Incorporation.

The proposed amendment to our Restated Certificate of Incorporation removes two obsolete provisions in Article VII that are no longer applicable or relevant. First, the proposed amendment removes provisions in Article VII that were adopted in 2010 to eliminate the classified structure of the Board over a three year period, which was completed in 2013. Second, the proposed amendment removes a provision prohibiting the removal of a director without cause, which ceases to be applicable under the Delaware General Corporation Law (“DGCL”) when a board of directors is not classified or a corporation does not have cumulative voting. The Board believes the removal of these obsolete provisions is advisable and in the best interests of Nucor and its stockholders.

Director Resignation Policy and Bylaws Amendments.

As noted above, the Board had adopted a corporate governance principle requiring director resignation in conjunction with our current plurality vote standard. If the proposed amendment to our Restated Certificate of Incorporation is approved and adopted by our stockholders, the Board will revise the current director resignation requirement in our Corporate Governance Principles to conform to the amendment.

Upon amending our Restated Certificate of Incorporation to adopt the proposed amendment, several provisions in our Bylaws will become ineffective. The plurality vote provisions and references to cumulative voting in our Bylaws will become invalid because our Restated Certificate of Incorporation will provide for a majority vote standard in uncontested elections of directors and will not provide for cumulative voting in elections of directors. Accordingly, if the proposed amendment is approved and adopted by Nucor’s stockholders, the Board plans to amend the Bylaws to be consistent with the amendment to our Restated Certificate of Incorporation approved by our stockholders.

Vote Recommendation

For the foregoing reasons, Nucor’s Board of Directors recommends a vote FOR adoption of the amendment to Article VII of our Restated Certificate of Incorporation. Unless otherwise specified, proxies will be voted FOR this proposal.

PROPOSAL 4

STOCKHOLDER PROPOSAL

We have been notified that Domini Social Equity Fund (the “Fund”), as lead proponent, intends to present the proposal set forth below for consideration at the annual meeting. The address and number of the Company’s shares held by the Fund and the co-proponents will be promptly provided upon oral or written request made to our Corporate Secretary. We are not responsible for the content of the stockholder proposal, which is printed below exactly as it was submitted.

Nucor’s Board of Directors recommends a vote AGAINST this stockholder proposal. Unless otherwise specified, proxies will be voted AGAINST the proposal.

Resolved, Nucor shareholders request the preparation of a report, updated annually, disclosing:

1.	Company policies and procedures governing lobbying (both direct and indirect) and grassroots lobbying communications.

2.	Payments by Nucor used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Nucor’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Nucor is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant committees of the board and posted on Nucor’s website.

Supporting Statement

Full disclosure of Nucor’s direct and indirect lobbying activities and expenditures will allow shareholders to assess whether these activities are consistent with Nucor’s expressed goals and in the best interests of stockholders.

Nucor spent $3.2 million in 2013 and 2014 on federal lobbying (www.opensecrets.org). These figures do not include lobbying expenditures to influence legislation in states, where disclosure is uneven or absent. Nucor spent over $116,000 lobbying in North Carolina for 2013 and 2014 (http://www.secretary.state.nc.us/lobbyists/).

Nucor’s mission includes a commitment to being “cultural and environmental stewards in our communities where we live and work.” Nucor’s indirect lobbying may be inconsistent with that commitment. Nucor belongs to the National Association of Manufacturers, which spent $20 million on lobbying in 2013 and 2014 and is a party to a lawsuit against the Environmental Protection Agency, and to the Manufacturing Policy Alliance, which drew attention for lobbying against green energy standards (“Large Ohio Manufacturing Employers Form Lobbying Group,” Columbus Dispatch). Nucor does not comprehensively disclose its membership in trade associations or its trade association payments used for lobbying.

Nucor does not disclose its membership in or payments to tax-exempt organizations that write and endorse model legislation, such as the Heartland Institute or the American Legislative Exchange Council (ALEC). In 2012, Nucor’s support for the Heartland Institute was leaked to the press. The Heartland Institute has raised controversy over its work to discredit climate change science (“Big Donors Ditch Rightwing Heartland Institute over Unabomber Billboard,” The Guardian). Nucor was a member of the Utah Host Committee for ALEC’s 2012 annual meeting. More than 100 companies have publicly left ALEC, including 3M, John Deere, Emerson Electric and International Paper, over its controversial positions.

Board of Directors’ Statement in Opposition to the Proposal

Nucor’s Board of Directors recommends a vote AGAINST this proposal. Although the Board supports transparency and accountability in lobbying and corporate spending on political contributions, we believe that adopting the proposal is unnecessary and would not be in the best interests of Nucor.

We believe that the interests and well-being of Nucor, our stockholders, our employees and our nation require our active engagement in the public policy decision-making process. Because our business is subject to extensive regulation at all levels of government, we support legislative and regulatory actions that further Nucor’s long-term business strategies, and we oppose any unreasonable, unnecessary or overly burdensome actions that threaten Nucor’s strategic success. More fundamentally, however, we believe that only a restoration of our country’s manufacturing industry can return our economy to a sound footing. For that reason, we actively promote government policies that address the multitude of state, national and international issues that challenge the U.S. manufacturing industry, including trade practices in violation of global trade rules, currency manipulation, and tax and regulatory policies that sap the health and vitality of our manufacturing companies.

Nucor takes a multi-faceted approach to political engagement. First, we utilize our unique industry position to engage in direct outreach efforts to ensure that our country’s citizens and leaders understand the challenges facing our economy, our industry and our Company. Through advertisements, articles and other outreach methods, we provide information and thought leadership to promote an improved grassroots understanding of issues of critical importance to Nucor and our stockholders. For example, we created a page on our website discussing the importance of our country’s manufacturing economy (located at http://www.nucor.com/voice), which facilitates our direct communication with the public at large regarding an issue that impacts Nucor and our entire country. As appropriate and prudent, Nucor also engages in lobbying activities that ensure Nucor’s interests are adequately considered by federal, state and local political leaders. Nucor’s lobbying activities are subject to comprehensive regulation at both the federal and state levels. Federal law requires the filing of regular, detailed reports with the U.S. Senate and the House of Representatives disclosing general and specific lobbying activities that are undertaken on our behalf. Such reports are available to the public on the websites of the U.S. Senate (located at www.senate.gov/legislative/Public_Disclosure) and the U.S. House of Representatives (located at http://lobbyingdisclosure.house.gov). State lobbying activities also are subject to detailed registration and disclosure requirements, and such reports are also publicly available through the applicable state authorities. Nucor is committed to complying with all laws applicable to its lobbying activities.

Second, Nucor contributes to, and maintains memberships in, various trade associations and other organizations that we believe share and will further the goals of Nucor and benefit its stockholders. Such associations and organizations provide both a useful forum for discussing issues of general industry significance and a powerful platform for advocating positions on issues of importance to the members. While associations and organizations in which Nucor is a member may from time to time take positions on issues that are not representative of Nucor’s position (which is always the case in an organization composed of a variety of individual members), on the whole we believe that Nucor’s membership in such organizations and associations is in the long-term interest of our Company and our stockholders.

The Board opposes the proposal because we believe that the restrictions imposed, and reports required, by existing state and federal law together with Nucor’s existing internal compliance and decision-making processes strike the appropriate balance between disclosure of Nucor’s activities and protection of Nucor’s strategies and confidential information. All of Nucor’s lobbying and advocacy activities are managed and overseen by its Public Affairs Department, which ensures not only that such activities comply with applicable law but also that all activities further the long-term interests of Nucor and our stockholders. The activities of trade associations and other organizations in which Nucor participates are also closely monitored to ensure that Nucor’s interests continue to be served by membership in such entities.

Our Company participates in the public policy decision-making process solely to promote and protect the economic future of Nucor for the benefit of our stockholders, our employees and our national economy. We believe that the additional disclosure requested by the Fund could put Nucor at a competitive disadvantage by revealing its long-term business strategies and objectives. Competitors, unions and other parties with interests adverse to Nucor also engage in the political process to further their own business or strategic priorities. Therefore, unilaterally imposing more stringent disclosure and reporting requirements on Nucor could benefit those parties to the detriment of Nucor and its stockholders. The Board believes that any disclosures or reporting requirements over and above those currently mandated by law should be applicable to all participants in the political process and not just to Nucor.

Similarly, Nucor believes that the information and arguments disseminated by Nucor or others should be considered on their own merits. In today’s hyper-partisan political environment, the force of argument can be lost if the speaker, rather than the merit of a position, becomes the story. Special interest groups may also seize upon the information contained in the reports requested by the Fund to demand “equal time” or to otherwise hold Nucor hostage to their special interest without any regard for the long-term interests of Nucor and our stockholders. As such, transparency of the kind sought by the Fund risks handicapping Nucor’s ability to influence and inform public debate for the long-term benefit of Nucor and our stockholders.

Vote Recommendation

For the foregoing reasons, Nucor’s Board of Directors recommends a vote AGAINST this proposal. Unless otherwise specified, proxies will be voted AGAINST this proposal.

PROPOSAL 5

STOCKHOLDER PROPOSAL

We have been notified that Pax World Mutual Funds (“PWMF”) intends to present the proposal set forth below for consideration at the annual meeting. The address and number of the Company’s shares held by PWMF will be promptly provided upon oral or written request made to our Corporate Secretary. We are not responsible for the content of the stockholder proposal, which is printed below exactly as it was submitted.

Nucor’s Board of Directors recommends a vote AGAINST this stockholder proposal. Unless otherwise specified, proxies will be voted AGAINST the proposal.

RESOLVED: Shareholders request Nucor adopt time-bound, quantitative, company-wide goals to reduce greenhouse gas (GHG) emissions, taking into consideration the most recent Intergovernmental Panel on Climate Change (IPCC) guidance for reducing total GHG emissions, and issue a report by September 2016, at reasonable cost and omitting proprietary information, on its plans to achieve these goals.

Supporting Statement

In order to mitigate the worst impacts of climate change, the IPCC estimates that a 55 percent reduction in GHG emissions globally is needed by 2050 (relative to 2010 levels) to stabilize global temperatures, entailing a US target reduction of 80 percent.

The costs of failing to address climate change are significant and estimated to have an average value at risk of $4.2 trillion globally—representing 6% current market capitalization of all the world’s stock markets (The Economist, Intelligence Unit, 2015). Risky Business: The Economic Risks of Climate Change in the United States (2014), an analysis of climate change impacts, found serious economic effects including property damage, shifting agricultural patterns, reduced labor productivity, and increased energy costs. These effects could substantially impact a company’s business operations, revenue, or expenditure.

Setting GHG emission targets is widespread among US companies and can have positive financial outcomes. Presently, 60 percent of Fortune 100 companies have GHG reduction commitments, renewable energy commitments, or both.

A report published by WWF, Carbon Disclosure Project (CDP), and McKinsey & Company, The 3% Solution: Driving Profits Through Carbon Reduction (2013), found that companies with GHG targets achieved an average of 9% better return on investment than companies without targets. Additionally, the 79% of companies in the S&P 500 that report to CDP earned a higher return on their carbon reduction investments than on their overall corporate capital investments. Also, the 53 Fortune 100 companies reporting on climate and energy targets to CDP are saving $1.1 billion annually through their emission reductions and renewable energy initiatives. These goals enable companies to reduce costs, build resilient supply chains, and manage operational and reputational risk.

Investors with $95 trillion in assets have supported the CDP which seeks corporate reporting on climate change and received responses from 81% of companies in the Global 500 in 2013. While we recognize Nucor for pursuing less carbon intensive steel production methods relative to peers, such as electric arc furnace (EAF) steel production, Nucor does not currently report a quantifiable carbon reduction or energy efficiency target nor has Nucor responded to the CDP. We believe this may have negative consequences for Nucor and long-term shareholder value.

Board of Directors’ Statement in Opposition to the Proposal

Nucor’s Board of Directors recommends a vote AGAINST this proposal. Nucor is committed to serving our customers, communities, stockholders and teammates and recognizes that protecting the environment is critical to our operations and long-term success. We take pride in our leadership in corporate environmental sustainability as the largest recycler in North America. Nucor complies with the laws and regulations governing its various operations, including reporting its GHG emissions to the Environmental Protection Agency, and publishes information on emissions and other aspects of sustainability biannually in our sustainability report. We have one of the smallest GHG footprints of any steel producing company in the world and are committed to reducing not only GHG emissions but all emissions from our operations through the installation of technology that is economically viable.

Nucor believes that establishing non-regulatory, self-imposed GHG emission reductions and targets on environmentally responsible United States companies will result in a net export to and global increase of GHG and other emissions by steel producers that do not participate in these programs, principally foreign producers, and result in much greater harm to our global environment. Environmentally responsible steel producers like Nucor would then be forced either to (i) decrease their steel production to achieve emission targets and thereby create an incentive for less environmentally responsible steel producers to increase their production to meet consumer demand or (ii) increase the price of their steel products to cover the higher cost for an environmentally superior product that is substantially more expensive than but not functionally superior to other steel products with the probable effect of decreasing demand for their product and increasing demand for (and production of) the foreign product. This production displacement would result in an increase in GHG emissions released into the environment globally, which is the opposite outcome we believe is intended by the proposal. Globally, a far better scenario would be for caps to be placed on producers that have little or no environmental protection laws with which they must comply so that they either improve their performance or face having their markets shift to more responsible producers like Nucor. In the absence of comprehensive limitations imposed on global industrial sectors, we believe proposals to voluntarily limit emissions from responsible producers are counterproductive and detrimental to the global environmental condition.

Nucor believes that protecting our global environment is in the best interests of everyone. We believe that adopting GHG emission reductions and targets on environmentally responsible U.S. steel producers such as Nucor would result in the unintended and negative consequence of increasing global GHG emissions through production displacement from U.S. producers to foreign producers. Nucor believes its efforts and assets, as well as those of other concerned persons, should be on the development and installation of technologies to reduce GHG and other emissions and the imposition of emission limits such as those in the United States on steel producers in foreign markets.

Vote Recommendation

For the foregoing reasons, Nucor’s Board of Directors recommends a vote AGAINST this proposal. Unless otherwise specified, proxies will be voted AGAINST this proposal.

OTHER MATTERS

Discretionary Voting by Proxy Holders

Nucor’s Board of Directors does not intend to present any matters at the 2016 annual meeting of stockholders other than as set forth above and knows of no other matter to be brought before the meeting. However, if any other matter comes before the meeting, or any adjournment or postponement thereof, the matter may be excluded by Nucor as untimely or the persons named in the enclosed proxy may vote such proxy on the matter according to their best judgment.

Stockholder Proposals for the 2017 Annual Meeting

Any stockholder proposal intended to be included in Nucor’s proxy statement and form of proxy for its 2017 annual meeting of stockholders must be received by Nucor not later than November     , 2016. Such proposals must also comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to the attention of A. Rae Eagle, Corporate Secretary, at our executive offices, 1915 Rexford Road, Charlotte, North Carolina 28211, or faxed to her attention at (704) 943-7207.

In addition, any stockholder proposal intended to be presented at the 2017 annual meeting of stockholders, but that will not be included in Nucor’s proxy statement and form of proxy relating to the 2017 annual meeting, must be delivered in writing to our Corporate Secretary not less than 120 days nor more than 150 days before the first anniversary of the 2016 annual meeting of stockholders. As a result, any proposals submitted by a stockholder pursuant to the provisions of Nucor’s Bylaws (other than proposals submitted pursuant to Rule 14a-8) must be received no earlier than December 14, 2016 and no later than January 13, 2017.

Solicitation and Expenses

Nucor will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of the proxy statement, the proxy and any additional soliciting materials sent by Nucor to stockholders. Nucor has retained the services of Georgeson Inc. to assist in the solicitation of proxies from the Company’s stockholders for a fee of approximately $20,000, plus expenses. Further, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Solicitation by officers and employees of Nucor may also be made of some stockholders in person or by mail, telephone or facsimile following the original solicitation.

Delivery of Proxy Statements

As permitted by the 1934 Act, only one copy of the proxy statement and annual report is being delivered to stockholders residing at the same address unless such stockholders have notified the Company of their desire to receive multiple copies of the proxy statement and annual report.

The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies and/or requests for multiple copies of the proxy statement and annual report in the future should be directed to Nucor’s Corporate Secretary at our executive offices, 1915 Rexford Road, Charlotte, North Carolina 28211 and (704) 366-7000.

Stockholders residing at the same address and currently receiving multiple copies of the proxy statement and annual report may contact Nucor’s Corporate Secretary at our executive offices to request that only a single copy of the proxy statement and annual report be mailed in the future.

Miscellaneous

The information referred to in this proxy statement under the captions “Report of the Compensation and Executive Development Committee” and “Report of the Audit Committee” (to the extent permitted under the 1934 Act) (i) shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the 1934 Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by Nucor under the 1934 Act or the Securities Act of 1933, shall not be deemed to be incorporated by reference in any such filing.

By order of the Board of Directors,

John J. Ferriola

Chairman, Chief Executive Officer and President

March     , 2016

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD OR VOTING

INSTRUCTON FORM IN THE ENCLOSED ENVELOPE, OR VOTE VIA TELEPHONE OR INTERNET.

Appendix A

ARTICLE VII OF

NUCOR CORPORATION’S RESTATED CERTIFICATE OF INCORPORATION

AS MODIFIED BY PROPOSED AMENDMENT

ARTICLE VII

DIRECTORS

A. The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

B. At all elections of directors of the corporation at which a stockholder is entitled to vote, each ~~such~~ stockholder of record of Preferred Stock shall be entitled to ~~as many votes as shall equal the~~ such number of votes, if any, as may be fixed in this Restated Certificate of Incorporation or the applicable certificate of designation for each share of such stock registered in such stockholder’s name on the books of the corporation and each stockholder of record of Common Stock shall be entitled to one vote for each share of such stock registered in such stockholder’s name on the books of the corporation. ~~which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock, multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, as he may see fit.~~ Each director nominee shall be elected by an affirmative vote of a majority of the votes cast with respect to such director nominee by the stockholders entitled to vote in the election at a meeting at which a quorum is present, unless the number of nominees exceeds the number of directors to be elected in which case each director nominee shall be elected by a plurality of the votes of the shares properly represented and entitled to vote in the election at such meeting. In the event that a nominee is already a director of the corporation and does not receive a majority of the votes cast with respect to such nominee in an election where the number of nominees equals the number of directors to be elected, such nominee shall promptly tender his or her resignation to the board of directors for consideration

C. ~~Until the 2013 annual meeting of stockholders, the directors of the corporation shall continue to be classified and divided into three classes, each class to be as equal in number as possible. Each director who is serving as a director immediately following the 2010 annual meeting of stockholders, or is thereafter elected a director, shall hold office until the expiration of the term for which he or she has previously been elected, and until his or her successor shall be duly elected and qualified, or until death, resignation or removal. At the 2011 annual meeting of stockholders, the successors of the class of directors whose terms expire at that meeting shall be elected for a two-year term expiring at the 2013 annual meeting of stockholders. At the 2012 annual meeting of stockholders, the successors of the class of directors whose terms expire at that meeting shall be elected for a one-year term expiring at the 2013 annual meeting of stockholders.~~ At ~~the 2013 annual meeting of stockholders, and at~~ each annual meeting of stockholders ~~thereafter~~, all directors shall be elected for terms expiring at the next annual meeting of stockholders.

~~D. After the 2013 annual meeting of stockholders, subject to the rights of the holders of shares of any series of Preferred Stock, no special meeting of stockholders of the corporation may be called by or on behalf of the stockholders of the corporation for a purpose of voting to remove one or more directors without cause, and stockholders may not act by written consent in lieu of a meeting to remove one or more directors without cause.~~

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PRELIMINARY COPY - SUBJECT TO COMPLETION

PROXY
1915 Rexford Road, Charlotte, North Carolina 28211
Phone (704) 366-7000 Fax (704) 362-4208

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at www.voteproxy.com and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

This proxy is being solicited on behalf of the Board of Directors of Nucor Corporation for the 2016 annual meeting of stockholders, to be held at 10:00 a.m. Eastern Time on Friday, May 13, 2016, at the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina.

John J. Ferriola and James D. Frias, or either of them, with power of substitution, are appointed proxies to vote all shares of the undersigned at the 2016 annual meeting of stockholders, and any adjournment or postponement thereof, on the following proposals, as set forth in the proxy statement:

1.	Election of the eight directors nominated by the Board of Directors

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2016
3.	Approval of the amendment to Nucor’s Restated Certificate of Incorporation to adopt a majority voting standard, eliminate cumulative voting and remove obsolete provisions
4.	Stockholder proposal regarding Nucor’s lobbying and corporate spending on political contributions

5.	Stockholder proposal regarding greenhouse gas (GHG) emissions

6.	Other business as may properly come before the meeting or any adjournment or postponement thereof

This proxy, when properly executed, will be voted as specified by the undersigned. If no choice is specified, this proxy will be voted FOR the election of all nominees for director listed on the reverse side, FOR proposals 2 and 3, AGAINST proposals 4 and 5, and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any adjournment or postponement thereof. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.

PLEASE SIGN AND DATE ON THE OTHER SIDE

¢ 1.1	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

May 13, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 p.m. Eastern Time on May 12, 2016.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at https://materials.proxyvote.com/670346

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢ 20803030033000000000 5	051316

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
Nucor’s Board of Directors recommends a vote FOR ALL NOMINEES. 1. Election of the eight nominees as directors		Nucor’s Board of Directors recommends a vote FOR proposals 2 and 3.
			FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

O  1. John J. Ferriola

O  2. Gregory J. Hayes

O  3. Victoria F. Haynes, Ph.D.

O  4. Bernard L. Kasriel

O  5. Christopher J. Kearney

O  6. Laurette T. Koellner

O  7. Raymond J. Milchovich

O  8. John H. Walker

2. Ratification of the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2016

3. Approval of the amendment to Nucor’s Restated Certificate of Incorporation to adopt a majority voting standard, eliminate cumulative voting and remove obsolete provisions

			☐ ☐	☐ ☐	☐ ☐
Nucor’s Board of Directors recommends a vote AGAINST proposals 4 and 5.
		4. Stockholder proposal regarding Nucor’s lobbying and corporate spending on political contributions	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●		5. Stockholder proposal regarding greenhouse gas (GHG) emissions	☐	☐	☐

To cumulate your vote for one or more of the listed nominees, write the manner in which such votes shall be cumulated by indicating number of votes in the space to the right of the nominee name(s). The cumulative number of votes you have is 8 times the number of shares of Common Stock you owned on March 14, 2016. All your votes may be cast for a single nominee or may be distributed among any number of nominees. If you are cumulating your vote, do not mark the circle to the left of the name(s) of the nominee(s) for whom you are voting.

In their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof

This proxy will be voted FOR the election of all nominees for director in proposal 1 unless authority is withheld. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion. This proxy will be voted FOR proposals 2 and 3 and AGAINST proposals 4 and 5 unless otherwise indicated.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign personally. When signing as executor, administrator, attorney, trustee, guardian or other fiduciary, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in full partnership name by authorized person.

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